Exhibit 99.1

LETTER OF FRAMEWORK

This letter of framework (this “LOF”), dated as of October 16, 2025, by and between Cartesian Growth Corporation II, an exempted company incorporated under the laws of the Cayman Islands (“Cartesian”) and PLXSUR Limited, an English private limited company (“PLXSUR”), outlines the framework for a potential business combination transaction (the “Proposed Transaction”) between Cartesian and PLXSUR.

Cartesian and PLXSUR agree that the business combination framework set forth in Exhibit A hereto (the “Business Combination Framework”) sets forth their resolutions on certain material and substantive issues in connection with the Proposed Transaction. Although subject to mutually agreed final documentation, the parties memorialize their progress and shared vision with the attached Business Combination Framework.

This LOF reflects the intention of Cartesian and PLXSUR, but for the avoidance of doubt, this LOF shall not give rise to any legally binding or enforceable obligation on the part of Cartesian, PLXSUR or any other party.

No contract or agreement providing for any transaction involving Cartesian and PLXSUR shall be deemed to exist between the parties unless and until a definitive business combination agreement with respect to the Proposed Transaction has been executed and delivered.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this LOF to be executed as of the date first written above by their respective dule authorized officers.

CARTESIAN GROWTH CORPORATION II

By:	/s/Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

PLXSUR LIMITED

By:	/s/Charles Yates
Name:	Charles Yates
Title:	Director

EXHIBIT A

Business Combination Framework

[Attached.]

BUSINESS COMBINATION AGREEMENT

by and among

CARTESIAN GROWTH CORPORATION II,

PLXSUR LIMITED,

[PUBCO], and

[CAYMAN MERGER SUB]

Dated as of October [___], 2025

Table of Contents

EXHIBITS

Exhibit A:	Registration Rights and Lock-up Agreement

SCHEDULES

Schedule A:	Directors of pubco

SCHEDULE B:	COMPANY Knowledge Parties

Schedule c:	Cartesian Knowledge Parties

This BUSINESS COMBINATION AGREEMENT is made and entered into as of October [___], 2025 (this “Agreement”), by and among Cartesian Growth Corporation II, an exempted company incorporated under the laws of the Cayman Islands (“Cartesian”), PLXSUR Limited, an English private limited company (the “Company”), [PubCo], an exempted company incorporated under the laws of the Cayman Islands (“PubCo”) and [Merger Sub], an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub” and, together with PubCo, the “Transaction Entities”). Each of Cartesian, the Company, PubCo and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, Cartesian is a special purpose acquisition company incorporated under the laws of the Cayman Islands as an exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities;

WHEREAS, PubCo is a newly formed company incorporated under the laws of the Cayman Islands for the purposes of effecting the Transactions and a wholly-owned direct subsidiary of the Company;

WHEREAS, Merger Sub is a newly formed company incorporated under the laws of the Cayman Islands for the purposes of effecting the Transactions and a wholly-owned direct subsidiary of PubCo;

WHEREAS, concurrently with the execution and delivery of this Agreement, Cartesian, PubCo, the Company and all of the shareholders of the Company (the “Company Shareholders”) as of the date of this Agreement are entering into that certain Exchange Agreement (the “Company Exchange Agreement”), pursuant to which, upon the terms and subject to the conditions of this Agreement and the Company Exchange Agreement, at the Closing, (a) each Company Shareholder will transfer and contribute his, her or its ordinary and preference shares of the Company (the “Company Shares”), as applicable, to Pubco and, in consideration therefor, each Company Shareholder will subscribe for, be issued and receive PubCo Ordinary Shares (the “Company Exchange”) and (b) upon the consummation of the Company Exchange, the Company will become a direct wholly-owned subsidiary of PubCo;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (Revised) of the Cayman Islands (the “Cayman Islands Company Act”), at the Closing, following the Company Exchange, Merger Sub will merge with and into Cartesian (the “Merger”), with Cartesian surviving the Merger as a wholly owned subsidiary of PubCo (Cartesian, as the surviving company of the Merger, is referred to herein as the “Surviving Company”);

WHEREAS, the board of directors of Cartesian (the “Cartesian Board”) has unanimously (a) determined that (i) it is fair, advisable and in the best interests of Cartesian and the shareholders of Cartesian (the “Cartesian Shareholders”) for Cartesian to enter into this Agreement and the other Transaction Documents to which it is or will be a party, and (ii) the Transactions constitute a “Business Combination” as such term is defined in the Cartesian Articles, (b) approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which Cartesian is or will be a party and the consummation of the Transactions in accordance with the Cayman Islands Company Act, (c) recommended the adoption and approval of this Agreement and the other Transaction Documents to which Cartesian is or will be a party, the Transactions and the Cartesian Proposals, by the Cartesian Shareholders and (d) recommended that the Cartesian Shareholders authorize, approve and adopt the Merger and the entry into the plan of merger, in the form to be mutually agreed by the Company and Cartesian (the “Plan of Merger”), in accordance with the Cayman Islands Company Act and the Cartesian Articles (collectively, the “Cartesian Recommendation”);

WHEREAS, the sole director of Merger Sub has (a) determined that it is in the best interests of Merger Sub and PubCo, as its sole shareholder, for Merger Sub to enter into this Agreement, (b) approved the adoption and approval of this Agreement and the Merger, (c) recommended that PubCo, as its sole shareholder, approve and adopt this Agreement and the Transactions, and (d) recommended that PubCo, as its sole shareholder, authorize the Plan of Merger in accordance with the Cayman Islands Company Act;

WHEREAS, the sole director of PubCo has (a) determined that it is in the best interests of PubCo and the Company, as its sole shareholder, for PubCo to enter into this Agreement, (b) approved the entry into, the adoption and approval of this Agreement and the other Transaction Documents to which PubCo is or will be a party and the Transactions, and (c) recommended that the Company, as the sole shareholder of PubCo, approve and adopt this Agreement and the other Transaction Documents to which PubCo is or will be a party and the Transactions;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended that the Company Shareholders enter into the Company Exchange Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Cartesian, PubCo, CGC II Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”), and the Company have entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, subject to the terms and conditions of the Sponsor Support Agreement, Sponsor has agreed to (a) not exercise its right to convert the Sponsor Loans into Cartesian Private Placement Warrants at the Closing, (b) amend the terms of the Sponsor Loans to provide for their repayment within six (6) months after the Closing, (c) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), 1,000,000 Cartesian Ordinary Shares held by Sponsor [Intentionally Omitted] to certain Company Shareholders identified on [Intentionally Omitted] in the Company Disclosure Schedule on a pro rata basis based on the number of Company Shares they own, (d) vote all of its Cartesian Class B Ordinary Shares in favor of this Agreement and the Transactions, (e) not redeem its Cartesian Class B Ordinary Shares, and (f) waive the anti-dilution provisions of the Cartesian Class B Ordinary Shares set forth in the Cartesian Articles;

WHEREAS, concurrently with the execution and delivery of this Agreement, Cartesian, PubCo, Sponsor and the Company have entered into that certain Private Placement Warrant Support Agreement (the “Cartesian Private Placement Warrant Support Agreement”), pursuant to which, among other things, the parties thereto have agreed to, concurrently with and subject to the occurrence of the Closing, the exchange of 6,600,000 of the Cartesian Private Placement Warrants held by Sponsor for 349,947 newly issued PubCo Ordinary Shares (the “Cartesian Private Warrant Exchange”); and

WHEREAS, at the Closing, Cartesian, PubCo, certain Cartesian Shareholders (including Sponsor) and the Company Shareholders will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01           Certain Definitions. For purposes of this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, bid protest, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

[Intentionally Omitted].

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“ALA” means that certain Loan Agreement, dated as of October 15, 2024, entered into by the Company and Pangaea Three-B, LP, an exempted limited partnership formed under the laws of the Cayman Islands and an affiliate of Sponsor.

“Ancillary Agreements” means the PubCo A&R Articles, the Registration Rights and Lock-Up Agreement, the Company Exchange Agreement, the Sponsor Support Agreement, the Cartesian Private Placement Warrant Support Agreement, and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions and specifically contemplated by this Agreement.

“ASA” means that certain Advance Subscription Agreement, dated as of October 15, 2024, entered into by the Company and Pangaea Three-B, LP, an exempted limited partnership formed under the laws of the Cayman Islands and an affiliate of Sponsor.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, clients, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any of the Company Subsidiaries.

“Business Day” means any day, except Saturday or Sunday, on which banks are not required or authorized to close in New York, New York, London, England or Grand Cayman, Cayman Islands.

“Business Systems” means all Software (excluding Open Source Software therein), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems that are owned, leased or licensed by (and used in the conduct of the business of) the Company or any of the Company Subsidiaries.

“Cartesian Articles” means the Amended and Restated Memorandum and Articles of Association of Cartesian, adopted by special resolution dated May 5, 2022 and effective on the same date, as amended or restated from time to time.

“Cartesian Class A Ordinary Shares” means Cartesian’s class A ordinary shares, par value $0.0001 per share.

“Cartesian Class B Ordinary Shares” means Cartesian’s class B ordinary shares, par value $0.0001 per share.

“Cartesian Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Cartesian; or (b) would prevent, materially delay or materially impede the performance by Cartesian of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Cartesian Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or US GAAP, including with respect to the Warrant Accounting Matter; (ii) events or conditions generally affecting publicly traded special purpose acquisition companies; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake or other natural disaster, epidemic, disease outbreak, pandemic, or acts of God, (vi) any actions taken or not taken by Cartesian as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, (viii) any actions taken, or failures to take action, or such other changes or events, in each case, to which the Company has consented in writing, (ix) the number of Cartesian Shareholders who exercise, or who have exercised, their Cartesian Share Redemption or the failure to obtain Cartesian Required Shareholders Approval, or (x) any change in the trading price or volume of the Cartesian Units, Cartesian Class A Ordinary Shares or Cartesian Warrants, except in the cases of clauses (i) through (v), to the extent that Cartesian is disproportionately affected thereby as compared with other participants in the industry in which Cartesian operates.

“Cartesian Ordinary Shares” means Cartesian Class A Ordinary Shares and Cartesian Class B Ordinary Shares.

“Cartesian Private Placement Warrants” means the 8,900,000 Cartesian Warrants that were sold by Cartesian to Sponsor and certain Cartesian Shareholders simultaneously with the closing of Cartesian’s initial public offering.

“Cartesian Public Warrants” means the 7,666,666 Cartesian Warrants that were issued by Cartesian in connection with its initial public offering.

“Cartesian Redeeming Shares” means the Cartesian Class A Ordinary Shares being redeemed in connection with the Cartesian Share Redemption.

“Cartesian Share Redemption” means the election of an eligible holder of Cartesian Class A Ordinary Shares (as determined in accordance with the Cartesian Articles and the Trust Agreement) to redeem all or a portion of such holder’s Cartesian Class A Ordinary Shares, at the per-share redemption price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the Cartesian Articles and the Trust Agreement).

“Cartesian Share Redemption Price” means the price at which each Cartesian Class A Ordinary Share is redeemed in connection with the Cartesian Share Redemption.

“Cartesian Units” means units of Cartesian consisting of one Cartesian Class A Ordinary Share and one-third of one Cartesian Warrant.

“Cartesian Warrant Agreement” means that certain Warrant Agreement, dated as of May 5, 2022, by and between Cartesian and CST.

“Cartesian Warrants” means warrants to purchase Cartesian Class A Ordinary Shares as contemplated under the Cartesian Warrant Agreement, with each warrant exercisable for one Cartesian Class A Ordinary Share at an exercise price of $11.50.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than Cartesian or its affiliates) relating to, in a single transaction or a series of related transactions, (a) any merger, consolidation or business combination involving the Company or any of the Company Subsidiaries, (b) any transfer, purchase or sale of the beneficial ownership of the equity interests, capital stock or other securities, as applicable, of the Company or any of the Company Subsidiaries (in respect of the Company, other than (i) in the ordinary course of business and (ii) for nil or nominal value), (c) any sale, lease, exchange, transfer or other disposition of the property and assets of the Company or any of the Company Subsidiaries other than in the ordinary course of business, (d) any reorganization, recapitalization, liquidation or dissolution of the Company or any of the Company Subsidiaries other than in the ordinary course of business, (e) any public offering of any of the securities or material assets of the Company or any of the Company Subsidiaries on any stock exchange, or (f) any other transaction having a similar effect to those described in the foregoing clauses (a) – (e), in each case of clauses (a) through (f), other than as contemplated under this Agreement (including, for the avoidance of doubt, any Company Permitted Transaction and any action contemplated or permitted under Section 7.01) or any Ancillary Agreement.

“Company Articles” means the Articles of Association of the Company, adopted by written resolution passed on March 23, 2023.

“Company Audited Subsidiaries” means the Company Subsidiaries set forth on the Schedule of Company Audited Subsidiaries in the Company Disclosure Schedules (and includes, for the avoidance of doubt, the Company PCAOB Subsidiaries).

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, dated as of March 23, 2023.

“Company IP” means the Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or accounting standards or principles, including FRS; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic, or acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, or (ix) any actions taken, or failures to take action, or such other changes or events, in each case to which Cartesian has consented in writing, except in the cases of clauses (i) through (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Organizational Documents” means the Company Certificate of Incorporation and the Company Articles.

“Company PCAOB Subsidiaries” means the Company Subsidiaries set forth on the Schedule of Company PCAOB Subsidiaries in the Company Disclosure Schedules.

“Company Permitted Transactions” means, with respect to the Company, transactions set forth on the Schedule of Company Permitted Transactions in the Company Disclosure Schedules.

“Company Reviewed Subsidiaries” means any Company Subsidiary that is not a Company Audited Subsidiary.

“Company Shareholder Consideration” means a number of PubCo Ordinary Shares equal to the quotient of (i) the Company Value divided by (ii) the Cartesian Share Redemption Price, which shall be deliverable to [Intentionally Omitted] and allocated as set forth in the Payment Spreadsheet.

“Company Value” means an amount equal to [Intentionally Omitted].

“Confidential Information” means any material information, knowledge or data concerning the businesses and affairs of the Company or any of the Company Subsidiaries, the Transaction Entities, or Cartesian, as applicable, that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“CST” means Continental Stock Transfer & Trust Company.

“Dataroom” means that certain Firmex virtual dataroom titled “Plxsur – PCAOB Deal”.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

[Intentionally Omitted].

“EBITDA” means the pro forma net profit before financial income and expenses, Taxes, depreciation and amortization, of the Company and its Subsidiaries, on a consolidated basis, for the year ended December 31, 2026.

“Environmental Laws” means any United States federal, state or local or international, European or national Laws (including all statutes, regulations, subordinate legislation, guidance and common law) relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, presence in the fabric of any building, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) pollution, contamination or protection of the environment or natural resources, or (d) any noise or other nuisance, negligence or other impact on the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company, as applicable, would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

“Exchange Act” means The Securities Exchange Act of 1934, as amended.

“Fraud” means, with respect to a Person, actual and intentional fraud by such Person, applying the common Law of the State of New York, with respect to the representations and warranties set forth in this Agreement or any of the Ancillary Agreements or any certificate delivered pursuant to this Agreement, provided, that, for the avoidance of doubt, the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“FRS” means the United Kingdom Financial Reporting Standards (FRS102 or FRS105, as applicable), as issued by the Financial Reporting Council (FRC).

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as currently in effect and as may be amended from time to time, and/or, in relation to the United Kingdom only, the ‘UK GDPR’ as the provisions of the foregoing regulation are saved and incorporated into United Kingdom law by the European Union (Withdrawal) Act 2018 and as modified by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019.

“Governmental Authority” means any United States federal, state, county or local or non-United States government, governmental, supra-national, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material, organism or waste regulated as hazardous or toxic, or as a pollutant or contaminant, or which otherwise is (alone or in combination) harmful to, or capable of causing harm to, health, natural resources or the environment.

“Indebtedness” means for any person and its Subsidiaries, on a consolidated basis, an amount equal to, without duplication, (a) indebtedness for borrowed money of such person and its Subsidiaries, including indebtedness evidenced by any note, bond, debenture, mortgage, letter of credit, performance bond or other debt instrument or debt security, (b) net obligations of such person and its Subsidiaries in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities), (c) obligations of such person and its Subsidiaries under capitalized leases, (d) any deferred purchase price liabilities of such person and its Subsidiaries related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities), (e) obligations of such person and its Subsidiaries under or in connection with off balance sheet financing arrangements, and (f) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which such person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, brands, slogans, and other source identifiers together with all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable); (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)); (e) Internet domain names and social media accounts; (f) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights; (g) all other intellectual property or proprietary rights of any kind or description; and (h) all legal rights arising from items (a) through (g), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“knowledge” or “to the knowledge” of a person means, in the case of: (a) the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and (b) Cartesian, the actual knowledge of the persons listed on Schedule B after reasonable inquiry.

“Law” means any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Leased Real Property” means the real property leased by the Company or any of the Company Subsidiaries as tenant, together with, to the extent leased by the Company or any of the Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of the Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

[Intentionally Omitted].

[Intentionally Omitted].

“Merger Sub Articles” means the memorandum and articles of association of Merger Sub, dated October [___], 2025 and effective on October [___], 2025, as amended or restated from time to time.

“Money Laundering” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offences, for the purpose of (a) concealing or disguising the illicit origin of the property; or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Free Software Foundation.

“OTC” means the OTC Markets Group.

“Payment Spreadsheet” means a spreadsheet that shall be prepared by the Company and Cartesian pursuant to Section 3.02 setting forth the allocation of the Company Shareholder Consideration among, and payable to, the [Intentionally Omitted].

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any of the Company Subsidiaries’ assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or which are being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries granted to any licensee in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” or “Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (which may include, name, address, telephone number, email address, financial account number, government-issued identifier), (b) any other data that can be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data, including, to the extent applicable, the GDPR (and any national Laws and regulations of the European Union member states or the United Kingdom that implement it), the Cayman Islands’ Data Protection Act (As Revised), Gramm-Leach-Bliley Act, CAN-SPAM Act, Telephone Consumer Protection Act, the Federal Trade Commission Act, state data security Laws, state data breach notification Laws, state consumer protection Laws and any Laws promulgated under the foregoing Laws.

“Privacy and Data Security Requirements” means all (a) applicable Privacy/Data Security Laws; (b) provisions of any contracts to which any Company or any of the Company Subsidiaries is bound imposing obligations with respect to the collection, use, security, or transfer of Personal Information or Business Data held or processed by or on behalf of the Company or any of the Company Subsidiaries; or (c) privacy or data security policies (including statements on Company websites) with which the Company or any of the Company Subsidiaries has been or is contractually obligated to comply.

“Private Placements” means a private placement or placements of Cartesian Class A Ordinary Shares or PubCo Ordinary Shares, in terms and in a structure to be mutually agreed by the Parties, in which the Cartesian Class A Ordinary Shares or PubCo Ordinary Shares are sold to investors at a price and on terms consistent with the Company Value.

“Products” mean any products or services (excluding any Open Source Software therein), sold, distributed, provided or other otherwise made available by or on behalf of the Company or any of the Company Subsidiaries, from which the Company or any of the Company Subsidiaries has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“PubCo Articles” means the memorandum and articles of association of PubCo, dated [___], 2025, as amended or restated from time to time.

“PubCo Ordinary Shares” means the ordinary shares of PubCo, par value $0.0001 per share, as described in the PubCo A&R Articles.

“Restricted Person” means: (a) any person that is a resident of, located in, or organized under the Laws of, or acting for or on behalf of, a Sanctioned Country; (b) the government of any Sanctioned Country; (c) any government that is the subject or target of restrictions under Sanctions Law; or (d) any person that is owned or controlled directly or indirectly by, or acts for or on behalf of persons that are designated on any of the following lists, as updated, substituted, or replaced from time to time:

(i)       the United Nations Security Council’s “Consolidated United Nations Security Council Sanctions List”;

(ii)       the lists of persons subject to Sanctions Laws, as administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) including, but not limited to, OFAC’s “Specially Designated Nationals and Blocked Persons List,” the “Foreign Sanctions Evaders,” and the “Sectoral Sanctions Identifications List”;

(iii)       the U.S. Department of Commerce, Bureau of Industry and Security’s “Entity List,” “Denied Persons List,” or “Unverified List”;

(iv)       the U.S. Department of State’s list of debarred parties and lists of individuals and entities that have been designated pursuant to sanctions and/or non-proliferation statutes that it administers and related executive orders;

(v)       His Majesty’s Treasury of United Kingdom’s “Consolidated List of Financial Sanctions Targets in the UK”; and

(vi)       any additional list promulgated, designated, or enforced by a Sanctions Authority.

“Sanctions Authority” means the United Nations Security Council; U.S. Department of the Treasury; the U.S. Department of Commerce; the U.S. Department of State; His Majesty’s Treasury of the United Kingdom; any other government or regulatory body, institution or agency with authority to enact Sanctions Laws in any country and/or territory with jurisdiction over any Party.

“Sanctioned Country” means at any time, a country or territory that is the target of comprehensive economic or trade sanctions under Sanctions Laws. As of the date of this Agreement, Sanctioned Countries include the Crimea Region, Cuba, Iran, North Korea and Syria.

“Sanctions Laws” means all economic, trade, or financial sanctions statutes, regulations, executive orders, decrees, judicial decisions, restrictive measures, or other acts having the force of Law enacted, adopted, administered, imposed, or enforced from time to time by any Sanctions Authority.

“Software” means all computer software (in object code or source code format), databases, and related documentation and materials.

“Sponsor Loans” means any loan made to Cartesian by any of the Sponsor, an affiliate of the Sponsor or any of Cartesian’s management team, and evidenced by one or more promissory notes, for the purpose of financing working capital.

“Subsidiary” with respect to any Person, means a Person with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to Control such entity. “Control” shall mean with respect to a Person (a) direct or indirect ownership of more than 50% of the shares of such Person that carry voting rights, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors, management committee or similar governing body of such Person or (c) the right to manage, or direct the management of (through contract or otherwise), on a discretionary basis the assets of such Person, and, for avoidance of doubt, a general partner is deemed to Control a limited partnership (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing); provided, that, notwithstanding anything to the contrary herein, [Intentionally Omitted].

“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, escheat, unclaimed property, withholding, excise, production, value added, occupancy and any other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Authority” means any person, body, authority, state, province or municipality having the power to impose, collect or administer any Tax.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax Authority relating to Taxes.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedules, the Ancillary Agreements, Plan of Merger and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions and specifically contemplated by this Agreement.

“Transaction Expenses” means all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, due diligence providers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement and the other Transaction Documents and consummation of the Transactions (including the Company Exchange and the Merger), the Proxy Statement and the Registration Statement, and the solicitation of shareholders’ approvals and the preparation of any required filings, notices or approvals under applicable Laws, including Antitrust Laws.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Company Exchange and the Merger.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“US GAAP” means United States generally accepted accounting principles, consistently applied.

“VAT” means any Tax imposed in compliance with the European council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or pursuant to the UK Value Added Tax 1994 or any regulations promulgated pursuant to either of them and any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, any aforesaid Tax or elsewhere.

“Warrant Accounting Matter” means the statement by the staff of the SEC on accounting and reporting considerations for warrants issued by special purpose acquisition companies.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by any such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02           Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
“Agreement”	Preamble
“Antitrust Laws”	Section 8.12
“Auto Enrolment Laws”	Section 4.10(d)
“Business Combination Proposal”	Section 8.04(b)
“Cartesian”	Preamble
“Cartesian Board”	Recitals
“Cartesian Certificate”	Section 3.01(a)
“Cartesian Class B Conversion”	Section 3.03(b)(i)
“Cartesian Disclosure Schedule”	Article VI
“Cartesian Dissenting Shares”	Section 3.03(c)(v)
“Cartesian Dissenting Shareholders”	Section 3.03(c)(v)
“Cartesian Group”	Section 11.13(c)
“Cartesian Group Post-Closing Representation”	Section 11.13(c)
“Cartesian Private Placement Warrant Support Agreement”	Recitals
“Cartesian Preference Shares”	Section 6.03(a)
“Cartesian Proposals”	Section 8.01(a)
“Cartesian Recommendation”	Recitals
“Cartesian Related Parties”	Section 6.16
“Cartesian Required Shareholders Approval”	Section 6.10(b)
“Cartesian SEC Reports”	Section 6.07(a)
“Cartesian Shareholder Consideration”	Section 3.03(c)(i)
“Cartesian Shareholders”	Recitals
“Cartesian Shareholders’ Meeting”	Section 8.01(a)
“Cartesian Treasury Shares”	Section 3.03(c)(ii)
“Cartesian Unit Separation”	Section 3.03(a)(ii)
“Certificates”	Section 3.04(b)
“Change in Recommendation”	Section 8.02
“Claims	Section 8.13
“Closing”	Section 2.02
“Closing Date”	Section 2.02
“Company”	Preamble
“Company 2025 Balance Sheet”	Section 4.07(b)
“Company Board”	Recitals
“Company Certificate”	Section 3.01(b)
“Company Disclosure Schedules”	Article IV
“Company Environmental Permits”	Section 4.15
“Company Exchange”	Recitals

“Company Exchange Agreement”	Recitals
“Company Exchange Effective Time”	Section 3.03(a)(ii)
“Company Financials”	Section 8.09(a)
“Company Group”	Section 11.13(a)
“Company Group Post-Closing Representation”	Section 11.13(a)
“Company Lease Documents”	Section 4.12(b)
“Company Material Contracts”	Section 4.16(a)
“Company Permits”	Section 4.06
“Company Plans”	Section 4.10(a)
“Company Registered IP”	Section 4.13(a)
“Company Service Agreements”	Section 4.11(a)
“Company Shares”	Recitals
“Company Subsidiary”	Section 4.01(a)
“Company Unaudited Financial Statements”	Section 4.07(a)
“Confidentiality Agreement”	Section 8.03(b)
“D&O Tail Policies”	Section 8.05(b)
“Exchange Agent”	Section 3.04(a)
“Exchange Fund”	Section 3.04(a)
“Exchange Rate	Section 1.03(e)
“Extension Proposal”	Section 8.17
“GT”	Section 11.13(c)
“Intended Tax Treatment”	Section 3.05
“Intervening Event”	Section 8.02
“Letter of Transmittal”	Section 3.04(b)
“Merger”	Recitals
“Merger Effective Time”	Section 2.04(b)
“Merger Sub”	Preamble
“Merger Sub Ordinary Shares”	Section 5.03(a)
“Money Purchase Benefits”	Section 4.10(h)
“Outside Date”	Section 10.01(b)
“Party”	Preamble
“Plan of Merger”	Recitals
“Post-Signing Returns”	Section 8.10(c)(i)(A)
“Proxy Statement”	Section 8.01(a)
“PubCo”	Preamble
“PubCo A&R Articles”	Section 2.04(e)
“Registration Statement”	Section 8.01(a)
“Representatives”	Section 8.03(a)
“SEC”	Section 6.07(a)
“Securities Act”	Section 6.07(a)
“Sponsor”	Recitals
“Sponsor Support Agreement”	Recitals
“Surviving Company”	Recitals
“Surviving Company A&R Articles”	Section 2.04(d)
“Terminating Cartesian Breach”	Section 10.01(f)

“Terminating Company Breach”	Section 10.01(e)
“Transaction Entities”	Preamble
“Transfer Taxes”	Section 8.10(d)
“Trust Account”	Section 6.12
“Trust Agreement”	Section 6.12
“Trust Fund”	Section 6.12
“UK Plans”	Section 4.10(d)
“Waiving Parties”	Section 11.13(a)
“WC”	Section 11.13(a)

Section 1.03           Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, and (xi) the word “shall” and the word “will” indicate a mandatory obligation.

(b)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(c)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under (i) US GAAP with respect to Cartesian and (ii) FRS with respect to the Company and the Company Subsidiaries.

(d)           Whenever this Agreement states that documents or other information have been “made available” or “provided to” Cartesian (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the Dataroom to Cartesian and its Representatives at least three (3) days prior to the date hereof.

(e)           For the purposes of applying a reference to a monetary sum expressed in $, an amount in a different currency shall be deemed to be an amount in $ translated at the Exchange Rate at the relevant date (or, if no such rate is quoted on that date, on the immediately preceding date on which such rates are quoted). For the purposes of this Section 1.03(e), “Exchange Rate” means the reference rate of exchange (spot closing mid-point rate) between the two currencies in question in the Bloomberg mid-market exchange rate.

Article II.

Transactions

Section 2.01           Company Exchange; Merger. On the terms and subject to the conditions set forth in this Agreement:

(a)           On the Closing Date and prior to the Company Exchange, the ordinary shares of PubCo issued to the Company shall be transferred, conveyed and delivered by the Company to [___] for a nominal consideration of £1.

(b)           On the Closing Date and prior to the Merger, the Company Exchange shall occur in accordance with Section 3.03(a) and the Company Exchange Agreement.

(c)           On the Closing Date, immediately following the Company Exchange Effective Time, the Merger shall occur in accordance with Section 2.04.

(d)           Immediately following the consummation of the Merger, (i) (A) Cartesian shall pay, or cause to be paid, by wire transfer of immediately available funds, all Transaction Expenses set forth in the Cartesian Certificate, to the extent not paid prior to the Closing and (B) Cartesian shall pay, or cause to be paid, out of the funds held in the Trust Account, by wire transfer of immediately available funds, all Transaction Expenses set forth in the Company Certificate, to the extent not paid prior to the Closing and (ii) Cartesian shall cause CST to make payments in the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Cartesian Share Redemption, to the extent applicable.

(e)                At the Closing, Cartesian shall take such actions as may be necessary, and shall cause CST, to transfer the funds held in the Trust Account (other than such funds as are necessary to pay the Cartesian Share Redemption) as directed by Cartesian (in accordance with the terms and subject to the conditions set forth in this Agreement) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 2.02           Closing. Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the Transactions (the “Closing”) shall take place remotely by electronic exchange of executed documents, commencing at 9:00 a.m., Eastern Time, on the date that is two (2) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Cartesian and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03           Closing Deliveries.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, Cartesian shall deliver to the Company:

(i)                 counterparts to the Registration Rights and Lock-Up Agreement, duly executed by Cartesian and the Cartesian Shareholders party thereto (including Sponsor);

(ii)               a counterpart to the Plan of Merger, duly executed by a director of Cartesian, and all other documentation and declarations required under the Cayman Islands Company Act in connection with Merger; and

(iii)             the Cartesian Certificate.

(b)           Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, the Company and PubCo shall deliver to Cartesian:

(i)                 counterparts to the Registration Rights and Lock-Up Agreement, duly executed by PubCo and the Company Shareholders party thereto;

(ii)               a counterpart to the Plan of Merger, duly executed by a director of Merger Sub, and all other documentation and declarations required under the Cayman Islands Company Act in connection with Merger;

(iii)             the Company Certificate;

(iv)              evidence of the adoption by special resolution of the sole shareholder of PubCo of the PubCo A&R Articles with effect from the Merger Effective Time; and

(v)                a completed and duly executed Internal Revenue Service Form W-9 or W-8 series form, as applicable, from each Company Shareholder; provided, that, in the event of any failure to deliver such an Internal Revenue Service Form W-9 or W-8 series form, as applicable, the sole recourse of Cartesian shall be to withhold Taxes on the payment of the Company Shareholder Consideration under this Agreement to the applicable Company Shareholder (which may include withholding determined by reference to the amount realized under the Code and applicable withholding rates) to the extent required by Law.

Section 2.04           Merger.

(a)            Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Company Act and the relevant organizational documents, at the Merger Effective Time, Merger Sub shall be merged with and into Cartesian. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Cartesian shall continue as the Surviving Company.

(b)           Merger Effective Time. Upon the terms and subject to the conditions of this Agreement, immediately following the Company Exchange Effective Time, the Parties shall cause the Merger to be consummated by filing the Plan of Merger with the Registrar of Companies of the Cayman Islands, along with all other documentation and declarations required under the Cayman Islands Company Act in connection with the Merger to be duly executed and properly filed with the Registrar of Companies of the Cayman Islands in accordance with the relevant provisions of the Cayman Islands Company Act. The Merger shall become effective on the date at which the Plan of Merger has been duly registered by the Registrar of Companies of the Cayman Islands or on a specified date or occurrence of a specified event subsequent to the date on which the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands, as may be agreed by Cartesian and the Company and specified in the Plan of Merger, subject to the limitations of and in accordance with the Cayman Islands Company Act (the time the Merger becomes effective being referred to herein as the “Merger Effective Time”).

(c)           Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Islands Company Act. Without limiting the generality of the foregoing, and subject thereto, under the Cayman Islands Company Act, at the Merger Effective Time, all the property, rights, privileges, agreements, powers, business, undertakings, goodwill, benefits, immunities and franchises, debts, liabilities, duties and obligations of Merger Sub and Cartesian shall become the property, rights, privileges, agreements, powers, business, undertakings, goodwill, benefits, immunities and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and Cartesian set forth in this Agreement and any other Transaction Documents to which Merger Sub or Cartesian is a party, and the Surviving Company shall continue its existence as a wholly-owned subsidiary of PubCo.

(d)           Surviving Company A&R Articles. At the Merger Effective Time, the form of amended and restated memorandum and articles of association of Surviving Company in the form to be mutually agreed by the Company and Cartesian and filed with the Plan of Merger shall be adopted as the amended and restated memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the applicable provisions of the Cayman Islands Company Act and such amended and restated memorandum and articles of association (the “Surviving Company A&R Articles”).

(e)           PubCo A&R Articles. On the Closing Date, effective as of the Merger Effective Time, PubCo shall cause the form of PubCo amended and restated memorandum and articles of association in the form to be mutually agreed by the Company and Cartesian to be adopted by special resolution as the amended and restated memorandum and articles of association of PubCo (the “PubCo A&R Articles”), until thereafter amended in accordance with the applicable provisions of the Cayman Islands Company Act and the PubCo A&R Articles.

(f)            Directors and Officers of the Surviving Company. At the Merger Effective Time, the initial directors and officers of the Surviving Company as of immediately following the Merger Effective Time shall be the individuals selected by the Company and specified in the Plan of Merger, each to hold office in accordance with the Surviving Company A&R Articles and subject to the Cayman Islands Company Act and applicable Law.

(g)           Directors and Officers of PubCo. At the Merger Effective Time, (i) the initial directors of PubCo as of immediately following the Merger Effective Time shall be the individuals set forth on Schedule A, and (ii) the initial officers of PubCo as of immediately following the Merger Effective Time shall be the individuals mutually agreed by the Company and Cartesian; in each case, with each to hold office in accordance with the PubCo A&R Articles and subject to the Cayman Islands Company Act and applicable Law.

Section 2.05           [Intentionally Omitted].

Article III.
Certificates; PAYMENT SPREADSHEETS; CONVERSION OF SECURITIES; exchange of certificates; CARTESIAN warrants; tax treatment

Section 3.01           Certificates; Transaction Expenses.

(a)           Cartesian Certificate. At least five (5) Business Days prior to the Closing Date, Cartesian shall deliver to the Company a certificate (the “Cartesian Certificate”) certified by Cartesian’s Chief Financial Officer (solely in her capacity as such) setting forth Cartesian’s good faith estimate of the Transaction Expenses of Cartesian, including reasonable supporting materials for the amount of each item included in the Transaction Expenses of Cartesian. Cartesian shall use its commercially reasonable efforts to limit its Transaction Expenses, including reduction of any and all deferred underwriting fees payable by or on behalf of Cartesian.

(b)           Company Certificate. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Cartesian a certificate (the “Company Certificate”) certified by the Company’s Chief Financial Officer (solely in her capacity as such) setting forth (i) the Company’s good faith estimate of the Transaction Expenses of the Company, including reasonable supporting materials for the amount of each item included in the Transaction Expenses of the Company, and (ii) the Company’s good faith estimate of [Intentionally Omitted], including reasonable supporting material for such calculation.

Section 3.02          Payment Spreadsheet. Promptly following the mutual agreement and determination by Cartesian and the Company, each acting reasonably and in good faith, of [Intentionally Omitted] in the Company Certificate in accordance with Section 3.01(b) and, in any event, not less than two (2) Business Days prior to the Closing Date, Cartesian and the Company shall calculate the Company Value and the Company Shareholder Consideration and, based upon such calculations, (i) the Company shall deliver to Cartesian the Payment Spreadsheet and, as promptly as practicable following such delivery, the Company and Cartesian shall work together reasonably and in good faith to finalize the Payment Spreadsheet. The allocation of the Company Shareholder Consideration set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all Parties and shall be used by PubCo for purposes of paying and issuing the Company Shareholder Consideration to [Intentionally Omitted], pursuant to this Article III, absent manifest error. In paying and issuing the Company Shareholder Consideration, PubCo shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

Section 3.03           Conversion of Securities.

(a)            Company Exchange. At the Company Exchange Effective Time, by virtue of the Company Exchange and pursuant to, and in accordance with, the Company Exchange Agreement:

(i)                The Company Shares issued and outstanding immediately prior to the Company Exchange Effective Time and held by each Company Shareholder shall be transferred and contributed by each such Company Shareholder to PubCo and, in consideration therefor, each Company Shareholder shall subscribe for, be issued, and receive a number of PubCo Ordinary Shares equal to such Company Shareholder’s portion of the Company Shareholder Consideration set forth in, and in accordance with, the Payment Spreadsheet (with each such Company Shareholder receiving the number of PubCo Ordinary Shares set forth opposite such Company Shareholder’s name on the Payment Spreadsheet); and

(ii)               As a result of the Company Exchange, each Company Shareholder shall cease to be the registered holder of any Company Shares and PubCo will immediately become the legal and beneficial owner thereof (the date of PubCo becoming the legal and beneficial owner of the Company Shares (or such later date as may be agreed by each of the Parties to the Company Exchange Agreement and specified therein) being the “Company Exchange Effective Time”), and be recorded in the register of members of the Company as the registered holder of all of the Company Shares.

(b)           Cartesian Class B Conversion; Cartesian Unit Separation; Cartesian Private Warrant Exchange. On the Closing Date and prior to the Merger Effective Time:

(i)                Each Cartesian Class B Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall, in accordance with the Cartesian Articles, automatically convert into one (1) Cartesian Class A Ordinary Share (the “Cartesian Class B Conversion”).

(ii)               To the extent any Cartesian Units remain outstanding and unseparated, immediately prior to the Merger, the Cartesian Class A Ordinary Shares and the Cartesian Public Warrants comprising each such issued and outstanding Cartesian Unit immediately prior to the Merger Effective Time shall be automatically separated (the “Cartesian Unit Separation”), and the holder of each Cartesian Unit shall be deemed to hold one (1) Cartesian Class A Ordinary Share and one-third (1/3) of one (1) Cartesian Public Warrant; all Cartesian Units shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, with the holders of issued Cartesian Units immediately prior to the Cartesian Unit Separation ceasing to have any rights with respect to such Cartesian Units, except as provided herein or by applicable Law.

(iii)               Pursuant to the Sponsor Support Agreement, immediately prior to the Merger, Sponsor shall transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), the [Intentionally Omitted].

(iv)              On the terms and subject to the conditions set forth in this Agreement, immediately prior to the Merger, Cartesian will complete the Cartesian Private Warrant Exchange pursuant to the Cartesian Private Placement Warrant Support Agreement.

(c)            Merger. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Cartesian, Merger Sub or the holders of any of the following securities:

(i)                Each Cartesian Class A Ordinary Share (after taking into account the Cartesian Class B Conversion and the Cartesian Unit Separation, and other than Cartesian Treasury Shares, Cartesian Redeeming Shares and Cartesian Dissenting Shares) that is issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into, and the holder of such Cartesian Class A Ordinary Share shall be entitled to receive, one (1) PubCo Ordinary Share (the “Cartesian Shareholder Consideration”);

(ii)               All Cartesian Ordinary Shares held in the treasury of Cartesian (if any) (“Cartesian Treasury Shares”) shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)               All Cartesian Class A Ordinary Shares converted into the right to receive the PubCo Ordinary Shares pursuant to Section 3.03(c)(i) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously represented any such Cartesian Class A Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Ordinary Shares into which such Cartesian Class A Ordinary Shares shall have been converted to in the Merger;

(iv)              Each of the Cartesian Redeeming Shares issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid the Cartesian Share Redemption Price in accordance with the Cartesian Articles;

(v)               Notwithstanding any provision of this Agreement to the contrary and in accordance with the Cayman Islands Company Act, Cartesian Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and held by a holder who is entitled to demand and has properly exercised in writing their dissenters’ rights for such Cartesian Ordinary Shares in accordance with Section 238 of the Cayman Islands Company Act and who has otherwise complied with all of the provisions of the Cayman Islands Company Act relevant to the exercise and perfection of dissenters’ rights (the “Cartesian Dissenting Shares”) and the holders of such Cartesian Dissenting Shares (the “Cartesian Dissenting Shareholders”) shall not be converted into, and such Cartesian Dissenting Shareholders shall have no right to receive, the applicable portion of the Cartesian Shareholder Consideration unless and until such Cartesian Dissenting Shareholder fails to perfect or withdraws or otherwise loses his, her or its dissenters’ rights under the Cayman Islands Company Act. Each Cartesian Dissenting Share shall no longer be outstanding and shall automatically be cancelled by virtue of the Merger and each former holder of Cartesian Dissenting Share shall thereafter cease to have any rights with respect to such securities, except the right to be paid the fair value of such Cartesian Dissenting Share and such other rights as are granted by the Cayman Islands Company Act. Notwithstanding the foregoing, the Cartesian Ordinary Shares owned by any holder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Islands Company Act shall cease to be Cartesian Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchanged for, as of the Merger Effective Time, the right to receive the applicable portion of the Cartesian Shareholder Consideration, without any interest thereon. Prior to the Closing, Cartesian shall provide the Company written notice as promptly as practicable following receipt of any written objections to the Merger, notices of election to dissent, demands received by Cartesian for appraisal of Cartesian Ordinary Shares, any waiver or withdrawal of any such objections, notices or demands, and any other demand, notice, or instrument delivered to Cartesian prior to the Merger Effective Time that relates to the foregoing. Subject at all times to the Cayman Islands Company Act, except with the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, or delayed), Cartesian shall not make any payment with respect to, or settle, or offer to settle, any such demands during the period between the date of this Agreement and Closing. If any holder of Cartesian Ordinary Shares gives to Cartesian, before the vote on the Merger, written objection to the Merger in accordance with Section 238(2) of the Cayman Islands Company Act, Cartesian shall, in accordance with Section 238(4) of the Cayman Islands Company Act, promptly give written notice of the authorization of the Merger to each such shareholder of Cartesian who has made a written objection; and

(vi)              Each Merger Sub Ordinary Share held by PubCo and issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the Surviving Company.

Section 3.04           Exchange of Certificates.

(a)            Exchange Agent. On the Closing Date (and after the Merger Effective Time), PubCo shall deposit, or shall cause to be deposited, with a bank or trust company that shall be jointly designated by Cartesian and the Company (the “Exchange Agent”), it being agreed that CST is satisfactory to all Parties, for the benefit of [Intentionally Omitted], for exchange in accordance with this Article III, the number of PubCo Ordinary Shares (in uncertificated form or book-entry form) sufficient to deliver the Company Shareholder Consideration and the Cartesian Shareholder Consideration (such PubCo Ordinary Shares being hereinafter referred to as the “Exchange Fund”). PubCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Company Shareholder Consideration and the Cartesian Shareholder Consideration out of the Exchange Fund, in each case, in accordance with this Agreement and the Payment Spreadsheet. Except as contemplated by this Section 3.04, the Exchange Fund shall not be used for any other purpose.

(b)            Exchange Procedures. As promptly as practicable after the Merger Effective Time, to the extent the Parties agree with the Exchange Agent that it is necessary or required, PubCo shall use its reasonable best efforts to cause the Exchange Agent to mail to each Company Shareholder and Cartesian Shareholder a letter of transmittal, which shall be in a form reasonably acceptable to Cartesian and the Company (the “Letter of Transmittal”) and shall specify, if applicable to the Company Shares and the Cartesian Ordinary Shares: (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares and Cartesian Ordinary Shares, respectively, if any (collectively, the “Certificates”), shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the transfer agent and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (but in no event prior to the Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and PubCo shall cause the Exchange Agent to deliver the Company Shareholder Consideration and the Cartesian Shareholder Consideration in accordance with Section 3.03 and the provisions of this Section 3.04, and the Certificates so surrendered shall be forthwith cancelled. Until surrendered as contemplated by this Section 3.04, each Certificate entitled to receive the Company Shareholder Consideration and the Cartesian Shareholder Consideration in accordance with Section 3.03 shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the Company Shareholder Consideration or the Cartesian Shareholder Consideration, as applicable, that such holder is entitled to receive in accordance with the provisions of Section 3.03.

(c)            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed in form and substance satisfactory to the Exchange Agent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Company Shareholder Consideration and the Cartesian Shareholder Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.03.

(d)           Distributions with Respect to Unexchanged Cartesian Ordinary Shares. No dividends or other distributions declared or made after the Merger Effective Time with respect to Cartesian Ordinary Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Cartesian Ordinary Shares represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 3.04(d). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Cartesian shall pay to the holder of the certificates representing any Cartesian Ordinary Shares issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such Cartesian Ordinary Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Cartesian Ordinary Shares.

(e)            No Further Rights. The (i) Company Shareholder Consideration (payable upon the contribution and transfer of the Company Shares pursuant to the Company Exchange) and (ii) Cartesian Shareholder Consideration (payable upon the conversion of the Cartesian Ordinary Shares pursuant to the Merger), shall be, in each case, deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares and Cartesian Ordinary Shares.

(f)             Adjustments to the Company Shareholder Consideration and Cartesian Shareholder Consideration. The Company Shareholder Consideration and the Cartesian Shareholder Consideration, respectively, shall be adjusted to reflect appropriately the effect of any stock or share split, reverse stock split, share consolidation, dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Shares and the Cartesian Ordinary Shares, respectively, occurring on or after the date hereof and prior to the Merger Effective Time.

(g)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Shares or Cartesian Ordinary Shares for six (6) months after the Merger Effective Time shall be delivered to PubCo, upon demand, and such holders of the Company Shares or Cartesian Ordinary Shares who have not theretofore complied with this Section 3.04 shall thereafter look only to PubCo for the Company Shareholder Consideration and the Cartesian Shareholder Consideration. Any portion of the Exchange Fund remaining unclaimed by the holders of the Company Shares or Cartesian Ordinary Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of PubCo free and clear of any claims or interest of any person previously entitled thereto.

(h)            No Liability. None of the Exchange Agent, PubCo or any of their respective affiliates shall be liable to any former holder of the Company Shares and Cartesian Ordinary Shares for any such Company Shares and Cartesian Ordinary Shares, respectively (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.04.

(i)             Withholding Rights. PubCo shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Prior to making any such deduction or withholding (excluding for this purpose, any payments of a compensatory nature made in connection with the performance of services or payments made to a person failing to provide a duly completed and executed Internal Revenue Service Form W-9 or applicable W-8 series form), PubCo shall use commercially reasonable efforts to provide any party on behalf of which such deduction or withholding is proposed to be made with reasonable notice of the intention to make such deduction or withholding. To the extent that amounts are so withheld by PubCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by PubCo. Amounts withheld by PubCo shall be paid over and remitted to the applicable Governmental Authority in accordance with applicable Law. Without limiting the foregoing, PubCo may give effect to withholding hereunder by withholding any consideration issued in the form of PubCo Ordinary Shares or other securities or other consideration issued in kind, and then selling such portion of such PubCo Ordinary Shares or other securities or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Governmental Authorities.

Section 3.05           Tax Treatment. The Parties agree that for U.S. federal income Tax purposes (and, to the extent applicable, for state and local Tax purposes), the Merger and the Company Exchange are intended to (i) be undertaken as part of a prearranged, integrated plan and (ii) qualify as exchanges described in Section 351 of the Code (collectively, the “Intended Tax Treatment”). Each of the Parties shall use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment. Except for actions required by this Agreement, none of the Parties shall (and none of the Parties shall permit or cause any of their respective affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Each of the Parties shall file all Tax Returns consistent with, and take no position (whether in any audit or examination, on any Tax Return or otherwise) or any other action before or after the Closing, in either case, that is inconsistent with the Intended Tax Treatment, except to the extent otherwise required to do so as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or similar or comparable provision of state or local or non-U.S. Law) or a change in applicable Law.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Cartesian as follows:

Section 4.01           Organization and Qualification; Subsidiaries.

(a)            The Company and each Subsidiary of the Company (each an “Company Subsidiary” and collectively, the “Company Subsidiaries”) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted in all material respects. The Company and each Company Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            A true and complete list of all Company Subsidiaries, together with the jurisdiction of formation or other organization of each such Company Subsidiary and the percentage of the outstanding equity or other membership, partnership, ownership or financial interest, as applicable, of each Company Subsidiary held by the Company and each other Company Subsidiary, is set forth in Section 4.01(b)(i) of the Company Disclosure Schedule. Other than as set forth in Section 4.01(b)(ii) of the Company Disclosure Schedule, none of the Company or the Company Subsidiaries directly (including through any nominee) holds any equity, membership, partnership, ownership, financial or similar interest in, or any interest convertible into or exchangeable or exercisable for any of the same, in any other company, corporation, partnership, joint venture, business association or other entity.

Section 4.02           Organizational Documents.

(a)            The Company has prior to the date of this Agreement made available materially complete and correct copies of the Company Organizational Documents (in the case of the Company) and equivalent organizational documents (in the case of each of the Company Subsidiaries). The Company Organizational Documents (in the case of the Company) and equivalent organizational documents (in the case of the Company Subsidiaries) are in full force and effect in all material respects. The Company is not in material violation of any of the provisions of the Company Organizational Documents and the Company Subsidiaries are not in material violation of any of the provisions of any such equivalent organizational documents.

(b)            The statutory books (including all registers and minute books) of the Company and each Company Subsidiary have been properly kept in all material respects and contain in all material respects an accurate and complete record of the matters which should be dealt with in those books.

(c)            All returns, particulars, resolutions and other documents required to be delivered by the Company and each Company Subsidiary to the United Kingdom Registrar of Companies or any other Governmental Authority have been properly prepared and delivered, except for such failures to so prepare or deliver that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.03           Capitalization.

(a)            As of the date hereof, (i) [___] Company Shares are issued and outstanding, (ii) each Company Shareholder is the sole legal and beneficial owner of the Company Shares set out opposite its name in Section 4.03(a) of the Company Disclosure Schedule, (iii) the Company Shares comprise the whole of the Company’s allotted and issued share capital, have been validly allotted and are fully paid or credited as fully paid, (iv) there is no Lien in relation to any of the Company Shares or any unissued shares in the capital of the Company, and (v) no person has claimed to be entitled to a Lien in relation to any Company Share or any unissued share in the capital of the Company.

(b)           Except as set forth in the Company Organizational Documents (in the case of the Company), or equivalent organizational documents (in the case of each of the Company Subsidiaries), (i) other than this Agreement and the Company Exchange Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the Company Shares, any unissued shares in the capital of the Company, any issued or unissued shares in the capital of any Company Subsidiary, or any other equity, membership, partnership, ownership or financial interest in the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue or sell any shares or other equity, membership, partnership, ownership or financial interest in the Company or any Company Subsidiary, (ii) other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of any share (including the Company Shares) or debenture or security in the capital of the Company or any Company Subsidiary, and there is no agreement, arrangement or obligation which accords to any person the right (conditional or not) to require any of the same, (iii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, (iv) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries, and (v) except with respect to Company Permitted Transactions, the Company and each Company Subsidiary has no interest in, and has not agreed to acquire any interest in or merge or consolidate with, any person, unincorporated body, undertaking or association, other than, in the case of the Company, the Company Subsidiaries and, in the case of the Company Subsidiaries, the other Company Subsidiaries.

(c)           Other than as contemplated by this Agreement and the Company Exchange Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any equity interest of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d)            There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any option to be issued with shares or other securities in the Company or any Company Subsidiary as a result of the Transactions herein.

(e)            Each outstanding equity interest of each Company Subsidiary is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and the Company Organizational Documents (in the case of the Company) or equivalent organizational documents (in the case of the Company Subsidiaries).

(f)             The Company Shareholders collectively own directly and beneficially, all of the equity of the Company (which is represented by the issued and outstanding Company Shares). Except for the Company Shares held by the Company Shareholders, no other equity or voting interest of the Company, or options, warrants or other rights to acquire any such equity or voting interest, of the Company is authorized or issued and outstanding, save as disclosed in Section 4.03(b).

Section 4.04           Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement, the execution and delivery at the Closing by the Company of each of the other Transaction Documents to which it is a party, and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties thereto constitutes, or will at the Closing constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and general equity principles (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the “Remedies Exceptions”).

Section 4.05           No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company and each of the other Transaction Documents to which it is a party does not and, subject to the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of its obligations under this Agreement and each of the other Transaction Documents to which it is a party by the Company will not (i) conflict with or violate (x) the Company Organizational Documents (in the case of the Company) or (y) equivalent organizational documents (in the case of the Company Subsidiaries), (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of any Indebtedness, or enforcement of any Lien, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to any Company Material Contract, except, with respect to clauses (i)(y), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)            The execution and delivery by the Company of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by the Company of its obligations under this Agreement and each other such Transaction Document will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings required by applicable Law to consummate the Transactions, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.06          Permits; Compliance. Section 4.06 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Company Permits. The Company or any applicable Company Subsidiary is in possession of all of the Company Permits, except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary, including for the avoidance of doubt any other Laws of, or articles, rules, regulations and principles issued by, applicable Governmental Authorities, or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. “Company Permits” means all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the Company or any Company Subsidiary necessary for the Company or any applicable Company Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted.

Section 4.07          Financial Statements.

(a)           The Company has made available to Cartesian true and complete copies of the unaudited statements of financial position and income of the Company as of December 31, 2022, December 31, 2023, and December 31, 2024 (collectively, the “Company Unaudited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Company Unaudited Financial Statements (i) was prepared, in all material respects, in accordance with FRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) gives a true and fair view, in all material respects, of the assets, liabilities, financial position and income of the Company (on a standalone basis) as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)           The Company has made available to Cartesian true and complete copies of the unaudited statements of financial position and income of the Company as of August 31, 2025 (the “Company 2025 Balance Sheet”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such non-statutory unaudited financial statements were prepared, in all material respects, in accordance with FRS applied on a consistent basis throughout the periods indicated, and do not materially misstate the assets, liabilities, financial position and income of the Company (on a standalone basis) as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)            The Company Financials, when delivered by the Company, shall (i) in the case of the Company Audited Subsidiaries, be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments, (ii) in the case of the Company PCAOB Subsidiaries, be prepared in accordance with the auditing standards of the PCAOB, and (iii) give a true and fair view, in all material respects, of the assets, liabilities, financial position, income, equity and cash flows of the Company and the Company Subsidiaries (on a consolidated basis) as at the dates thereof and for the periods indicated therein.

(d)           Except as and to the extent set forth on the Company Unaudited Financial Statements or the Company 2025 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with FRS, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the Company 2025 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants and agreements in this Agreement or any other Transaction Document or the consummation of the Transactions, including the Transaction Expenses of the Company, (iv) liabilities that are permitted to be incurred pursuant to this Agreement, or (v) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e)           In the past three (3) years, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, key employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief compliance officer, general counsel, the Company Board or any committee thereof.

(f)            To the knowledge of the Company, no employee of the Company or any Company Subsidiary has, in the past three (3) years, provided or is providing information to any law enforcement agency regarding the commission of any crime or the violation of any applicable Law by the Company. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, or key employee of the Company or any such Company Subsidiary has, in the past three (3) years, been threatened, harassed or discriminated against or subjected an employee of the Company or any Company Subsidiary to a detriment in the terms and conditions of employment or in any other respect in relation to their employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a) or because they have made a qualifying disclosure as defined in s.43B Employment Rights Act 1996.

(g)            All accounts receivable of the Company and the Company Subsidiaries reflected on the Company 2025 Balance Sheet or arising thereafter have, in all material respects, arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with FRS and to the knowledge of the Company are collectible, subject to bad debts reserved on the Company 2025 Balance Sheet. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. To the knowledge of the Company, the Company’s reserve for contractual allowances and doubtful accounts is adequate and has been calculated, in all material respects, in a manner consistent with past practices. Since the date of the Company 2025 Balance Sheet, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries provides services, fill orders or record sales.

(h)            All accounts payable of the Company and the Company Subsidiaries reflected on the Company 2025 Balance Sheet or arising thereafter are, in all material respects, the result of bona fide transactions in the ordinary course of business and have been, in all material respects, paid or are not yet due or payable (including, for the avoidance of doubt, where any applicable contract permits the counterparty a grace period and such grace period is yet to expire, or the parties to such contract have otherwise agreed that the applicable payment date shall be extended). Since the date of the Company 2025 Balance Sheet, neither the Company nor the Company Subsidiaries have altered in any material respect their practices for the payment of such accounts payable, including the timing of such payment.

Section 4.08           Absence of Certain Changes or Events. Since the date of the Company 2025 Balance Sheet, except as otherwise reflected in the Company Unaudited Financial Statements or the Company 2025 Balance Sheet, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any material right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems, in each case, owned or purported to be owned by the Company or any of the Company Subsidiaries) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, and (c) none of the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would reasonably be expected to constitute a material breach of any of the covenants set forth in Section 7.01. Since the date of the Company 2025 Balance Sheet and through to the date of this Agreement, there has not been any Company Material Adverse Effect that is continuing.

Section 4.09           Absence of Litigation. There is no material Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority or any other person. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10           Employee Benefit Plans.

(a)            Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Company Plans. For purposes of this Agreement, “Company Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA (or any equivalent provision of state, local or foreign Law) whether or not subject thereto) and all bonus, equity or equity-based compensation, incentive, deferred compensation, retirement, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation and other material employee benefit plans, programs or arrangements, in each case, which are sponsored, maintained and/or contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, member, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise).

(b)           With respect to each Company Plan, the Company has made available to Cartesian, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, and (iii) any material non-routine correspondence from any Governmental Authority with respect to any Company Plan in the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by applicable Law.

(c)            No Company Plan is or was at any time subject to the Laws of the United States nor any State therein, and no Company Plan benefits have benefited any individuals who are or were United States citizens and/or residents. Neither the Company nor any Company Subsidiary has any liability or obligation, contingent or actual, under ERISA or the Code either individually, collectively or as a result of any affiliation with an ERISA Affiliate.

(d)           In respect of the Company’s or any Company Subsidiary’s pensions and or retirement arrangements and or schemes established and situated in the UK (“UK Plans”) the Company and each Company Subsidiary has complied with the auto enrolment requirements as set out in the Pensions Act 2008 and any regulations made thereunder (“Auto Enrolment Laws”) and no notices, fines, or other sanctions have been issued by the Pensions Regulator of the UK and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator. A list of all current employees in the UK who have opted out of the UK Plans is contained at Section 4.10(d) of the Company Disclosure Schedule.

(e)            The UK Plans are registered pension schemes as defined in s150(2) of the UK Finance Act 2004 and to the knowledge of the Company, there is no reason why such classification as a registered pension scheme could be withdrawn or that HM Revenue and Customs might de-register the UK Plans or any of them.

(f)            Except as would not be material to the Company and the Company Subsidiaries taken as a whole, neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Company Plan, the Company Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual.

(g)           Details of the rates of contributions which the Company and the Company Subsidiaries are currently paying to the UK Plans and the definition(s) of earnings used to calculate contributions, the dates contributions are due to be paid, whether contributions are due in advance or in arrears, are contained at Section 4.10(g) of the Company Disclosure Schedule. All contributions, premiums or payments required to be made with respect to any Company Plan have been timely made to the extent due or properly accrued on the financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(h)           Each Company Plan that is intended to be a qualifying scheme and to be used for the purpose of the Company or any Company Subsidiary to comply with its/their auto enrolment duties under the Auto Enrolment Laws is compliant with all requirements of the Auto Enrolment Laws and all contributions payable in respect thereof are compliant with the minimum requirements of the Auto Enrolment Laws and have been paid in good time and none are due or outstanding. The UK Plans only provide money purchase benefits as defined in the UK Pensions Schemes Act 1993 (“Money Purchase Benefits”) and neither the Company nor the Company Subsidiaries has any liability whatsoever towards any defined benefit arrangement or any minimum level of benefits, nor has it been connected or associated with a sponsoring employer of any defined benefit scheme, and no amount is or could become due from the Company or the Company Subsidiaries by virtue of s75 or s75A UK Pensions Act 1995 (as amended).

(i)             Except for the UK Plans, the Company and the Company Subsidiaries do not have and have not had any arrangements for providing or contributing towards benefits on retirement, leaving service, death, disability, illness or injury, and have not provided or promised to provide any pension benefits, lump sums or similar benefits, for or in respect of any employee or officer (or former employee or officer) of the Company and the Company Subsidiaries or their dependents, do not and have not undertaken to provide or contribute towards any such benefits, and no announcement has been made of an intention to establish any new arrangement for providing or contributing towards benefits.

(j)            No employee or former employee or officer or director of the Company or any Company Subsidiary has any enhanced pension rights or retirement or redundancy following a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations of 2006 applied.

Section 4.11           Labor and Employment Matters.

(a)            All non-standard employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, except those that would not be material to the Company and the Company Subsidiaries taken as a whole, with respect to which the Company or any Company Subsidiary has any severance (other than what is required under applicable Law) and/or change in control obligations (and, for the avoidance of doubt, excluding contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than sixty (60) days), have been made available to Cartesian (collectively, the “Company Service Agreements”) and set forth on Section 4.11(a) of the Company Disclosure Schedule.

(b)            As of the date hereof and during the past three (3) years, except as would not be material to the Company and the Company Subsidiaries taken as a whole, all compensation, including wages, commissions, bonuses and fees due and payable to all current employees, independent contractors or consultants of the Company or any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(c)           (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor has been in the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement, work rules or practices, or any other labor-related agreement, arrangement or contract with a labor union, trade union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, has any labor union, trade union, labor organization or group of employees of the Company or any Company Subsidiary made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority; (iii) to the knowledge of the Company, there are not any formal proceedings of any labor union to organize any such employees; (iv) no employee request has been received under the UK Information and Consultation of Employees Regulations 2004 in the past three (3) years; and (v) in the past three (3) years, there has not been any strike, material slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(d)           (i) The Company and the Company Subsidiaries are and during the past three (3) years have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings, the UK Employment Rights Act 1996, the UK Trade Union and Labour Relations (Consolidation) Act 1992, immigration, the UK Working Time Regulations 1998 including meal and rest breaks, the UK National Minimum Wage Regulations 2015, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, and collective bargaining; (ii) the Company has performed all obligations and duties it is required to perform in all material respects and whether arising under contract, statute, at common law or in equity or under an treaties including the EC Treaty or the Treaty on the Functioning of the European Union or Laws of the European Union or any equivalent provision of state, local or foreign Law; (iii) to the knowledge of the Company, no employee of the Company has been or is being investigated in connection with any unlawful misconduct, nor subject to any material disciplinary action in connection with such misconduct, that could reasonably be expected to cause any material damage to the reputation or business of the Company or the Company Subsidiaries; and (iv) to the knowledge of the Company, no employee of the Company or the Company Subsidiaries has engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused material damage to the reputation or business of the Company or the Company Subsidiaries or their employees, including but not limited to any conduct constituting sexual misconduct, unlawful harassment (including sexual harassment), discrimination or retaliation.

(e)            Except as would not be material to the Company and the Company Subsidiaries taken as a whole, in the past three (3) years, holiday pay for periods of holiday taken by all applicable employees and workers and former employees and workers of the Company and the Company Subsidiaries in the UK under regulation 13 of the Working Time Regulations 1998 (SI 1998/1833), to the extent required, has been calculated in accordance with the Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organization of working time.

(f)            Except as would not be material to the Company and the Company Subsidiaries taken as a whole, there are no, and in the past three (3) years, there have been no, pending, or to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Company or any Company Subsidiary before any Governmental Authority or arbitration board or panel relating to any employment matters.

(g)           Except as would not be material to the Company and the Company Subsidiaries taken as a whole, during the past three (3) years, each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (ii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iii) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (iv) has not taken any action which could in the future result in a penalty or fine being imposed for a breach of off-payroll working legislation; and (v) is not, to the Company’s knowledge, liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(h)           To the knowledge of the Company, except as would not be material to the Company and the Company Subsidiaries taken as a whole, (i) no employee or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement or proprietary information agreement or Intellectual Property agreement; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation. Neither the Company nor any of the Company Subsidiaries has received any written notice alleging that any such violation has occurred in the past three (3) years.

(i)            No employee or independent contractor of the Company or any Company Subsidiary is or has been a U.S. person (as defined in Regulation S). No employee or other individual is or has been offered the opportunity or has agreed to become, an employee shareholder (within the meaning of section 205A Employment Rights Act 1996).

Section 4.12           Real Property; Title to Assets.

(a)            None of the Company or any Company Subsidiary owns any real property.

(b)            Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary have a lease, with the name of the lessor and the date of the lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Company Lease Documents”). True, correct and materially complete copies of all Company Lease Documents have been made available to Cartesian. There are no leases, subleases, concessions or other contracts granting to any person other than the Company or the Company Subsidiaries the right to use or occupy any Leased Real Property, and all such leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such leases, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c)           There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)           Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13           Intellectual Property.

(a)            Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned by the Company or any Company Subsidiary (“Company Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP (including for the Software or Business Systems of any other persons) that are material to the Products, taken as a whole, or business of the Company or any Company Subsidiary as currently conducted, taken as a whole (other than (w) incidental or implied licenses or (x) uncustomized, commercially available or “off-the-shelf” Software or (y) Software or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $50,000); or (z) Open Source Software) and (iii) any proprietary Software owned or purported to be owned by the Company or any Company Subsidiary that is material to the business of, the Company or any Company Subsidiary as currently conducted and would have a replacement cost of more than $50,000. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company IP (including the Intellectual Property specified on Section 4.13(a) of the Company Disclosure Schedule) constitutes all Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries as currently conducted, including the design, development, hosting, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision or use of any Products, and is sufficient for the conduct of such business as currently conducted; provided, however, that the foregoing is not a representation of non-infringement of the Intellectual Property rights of other Persons, which is addressed in Section 4.13(d)(ii).

(b)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary possesses and solely and exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a written license that to the knowledge of the Company is valid and enforceable or pursuant to another valid right, all Company-Licensed IP; provided, however, that the foregoing is not a representation of non-infringement of the Intellectual Property rights of other Persons, which is addressed in Section 4.13(d)(ii). All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any material registered Company-Owned IP is threatened in writing (including email, but excluding ordinary course office actions and similar correspondence) or, to the knowledge of the Company, pending.

(c)           The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain and protect all confidential Company-Owned IP and other Confidential Information in its possession or control. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has disclosed any Confidential Information to any other person other than pursuant to either a written confidentiality agreement (or, in the case of legal counsel or regulators, statutory or regulatory obligations of confidentiality) under which such other person agrees to maintain the confidentiality and protect such Confidential Information or in the case of legal counsel or regulators, statutory or regulatory obligations of confidentiality.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) in the past three (3) years, there have been no written claims properly filed with a Governmental Authority and served on the Company or any Company Subsidiary, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company Registered IP (excluding ordinary course office actions and similar correspondence), or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property from any other Person in connection with such allegation); (ii) to the knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries (including the (x) the design, development, hosting, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products and/or Company-Owned IP and (y) the Company’s or any of the Company Subsidiaries’ use of any product, device, process or service used in such business as previously conducted and currently conducted) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons, and the operation of the business of the Company and the Company Subsidiaries as described in the foregoing (x), to the knowledge of the Company, does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which the Company or any Company Subsidiary conducts business or in which Products are hosted, marketed, distributed, published, licensed or sold; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, all current and past founders, officers, management employees and contractors who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries substantially in the form made available to Cartesian, and pursuant to which such persons have agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or the applicable Company Subsidiary, have (to the extent such Intellectual Property did not exclusively vest in the Company or the applicable Company Subsidiary automatically by virtue of applicable Law) assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any such Company-Owned IP created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary (and, with respect to any founders, created for or on behalf or in contemplation of the Company or any of the Company Subsidiaries (i) prior to the inception of the Company or any of the Company Subsidiaries or (ii) prior to their commencement of employment or engagement with the Company or any of the Company Subsidiaries), and have irrevocably waived their “moral rights” in favor of the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f)             Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that (i) would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) requires or has required the Company or any Company Subsidiary to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by the Company or any Company Subsidiary which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code (excluding the Open Source Software originally used, if any) to any of the Product components at no or minimal charge.

(g)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company or the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient for the needs of the business of the Company and any of the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and in the past three (3) years, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient (for the conduct of the business as currently conducted) number of seat licenses for their Business Systems.

(h)           The Company and each of the Company Subsidiaries currently comply and in the past three (3) years complied in all material respects with all applicable Privacy and Data Security Requirements. The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by the Company or any Company Subsidiary, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices. Since January 1, 2022, and to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws; or (y) been subject to or received written notice of any Action by any Governmental Authority, or received any material claims or complaints regarding the collection, storage or use of Personal Information, or the material violation of any applicable Privacy and Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(i)            The Company or one of the Company Subsidiaries exclusively owns and/or possesses all material rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in a manner substantially similar to how the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. Neither the Company nor any of the Company Subsidiaries are subject to any contractual requirements, privacy policies, or other legal obligations, that would prohibit Cartesian from receiving or using Personal Information or other Business Data, in a manner substantially similar to how the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Privacy and Data Security Requirements.

Section 4.14           Taxes.

(a)            The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by any applicable Laws to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that the Company or any of the Company Subsidiaries are (or have been) obligated to pay or account for, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Company Exchange Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment; and (iv) to the knowledge of the Company, do not have any dispute, non-routine audit or examination with a Tax Authority in respect of Taxes pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open.

(b)           Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing, transfer, surrender or ceding of credits, losses or other Tax relief) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c)            Each of the Company and the Company Subsidiaries has withheld and (to the extent legally required) paid or accounted to the appropriate Tax Authority all material Taxes required by any applicable Laws to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(d)           Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign Tax Return or other group, affiliation or fiscal unity for any Tax purposes (other than a group which consisted only of the Company and/or any of the Company Subsidiaries or of which the Company were the common parent).

(e)           Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and/or any of the Company Subsidiaries) under section 190 of the UK Taxation of Chargeable Gains Act 1992, section 795 of the UK Corporation Tax Act 2009, sections 710 to 715 of the UK Corporation Tax Act 2010, Chapter 7 of Part 22 of the UK Corporation Tax Act 2010, sections 109B to 109F of the UK Taxes Management Act 1970 and section 43 of the UK Value Added Tax Act 1994 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(f)            Neither the Company nor any of the Company Subsidiaries has any request for a ruling in respect of Taxes pending between the Company or any of the Company Subsidiaries and any Tax Authority.

(g)           Neither the Company nor any of the Company Subsidiaries has carried out any act or transaction in respect of which any ruling, clearance, consent or approval from any Tax Authority was legally required without first having obtained the same. Any such ruling, clearance, consent or approval obtained by or on behalf of the Company or any of the Company Subsidiaries was properly obtained on the basis of full and accurate disclosure to the relevant Tax Authority of all material facts and circumstances and, so far as the Company is aware, remains valid and effective. Any act or transaction for or in respect of which any such any ruling, clearance, consent or approval was obtained has been carried out in accordance with the terms thereof.

(h)           The Company has made available to Cartesian true, correct and complete copies of any income or corporation Tax Returns filed by the Company and the Company Subsidiaries for all Tax periods for the last seven (7) years.

(i)            Neither the Company nor any of the Company Subsidiaries has, in any year for which the applicable statute of limitations remains open, conducted any business in the United States or had any of its equity securities held by a U.S. person (as defined in Regulation S). Neither the Company nor any of the Company Subsidiaries has distributed the shares of another company, or had its shares distributed by another company, in a transaction that was purported or intended to be governed in whole or in part by Chapter 5 Part 23 of the Corporation Tax Act 2010.

(j)            Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2). Neither the Company nor any of the Company Subsidiaries has, so far as they are aware, been a party to or promoted any act, transaction or arrangement which has been reported, or has been required to be reported, under Part 7 of the UK Finance Act 2004, section 132A of the UK Social Security Administration Act 1992, Schedule 11A of the UK Value Added Tax Act 1994, section 66 of and schedule 17 to the UK Finance (No.2) Act 2017 or any regulations enacted or promulgated pursuant to any of the foregoing.

(k)           There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(l)            Neither the Company nor any Company Subsidiary has received a written notice from a Tax Authority that it is, or may be treated as being, resident for any Tax purpose in or has, or may be treated as having, a permanent establishment (within the meaning of any applicable Law or Tax treaty) or otherwise has, or may be treated as having, an office or fixed place of business which amounts to a taxable presence in a country other than the country in which it is organized.

(m)          Neither the Company nor any Company Subsidiary derives 75% or more of its gross asset value from UK land for the purposes of section 1A(3)(c) of the UK Taxation of Chargeable Gains Act 1992.

(n)           The Company and each of the Company Subsidiaries is registered for VAT purposes in any jurisdiction if and to the extent (and only if and to the extent) required to be so registered in such jurisdiction by applicable Law and is not registered for VAT purposes in any other jurisdiction. Neither the Company nor any of the Company Subsidiaries (or the extent relevant) has been denied credit for any input VAT. The Company and each of the Company Subsidiaries (to the extent relevant) has issued all valid invoices and other documents required by any applicable Laws to have been issued by it for any VAT purpose.

(o)           Any document which is reasonably necessary to enable Company or any of the Company Subsidiaries to establish its ownership of or interest in any asset or to enforce its rights under any agreement has been duly stamped with any applicable transfer, documentary, sales, use, stamp, recording, capital, registration or similar Taxes.

(p)           Except for U.S. Tax purposes, neither the execution of this Agreement nor the occurrence of Closing will result in the Company or any of the Company Subsidiaries being deemed for Tax purposes to dispose of any asset or otherwise give rise to any Tax liability of the Company or any of the Company Subsidiaries.

(q)           The Company and each of the Company Subsidiaries maintains complete and accurate records, invoices and other information in relation to Tax to the extent required by applicable Law.

(r)            Neither the Company nor any of the Company Subsidiaries owns any shares or other interest in a controlled foreign company (“CFC”) to which any CFC charge may arise under Part 9A of the UK Taxation (International and Other Provisions) Act 2010 applies.

(s)            The representations in this Section 4.14 constitute the sole representations with respect to Tax matters.

Section 4.15           Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (a) none of the Company nor any of the Company Subsidiaries has violated in the past three (3) years or is in violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, none of the Company nor any of the Company Subsidiaries is, in any respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and the Company Subsidiaries has all material permits, licenses and other authorizations required of each of the Company and the Company Subsidiaries under applicable Environmental Law (“Company Environmental Permits”); (e) each of the Company and the Company Subsidiaries is in compliance with its Company Environmental Permits; and (f) the Company has delivered to Cartesian true and complete copies of all environmental Phase I reports and other investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or any Company Subsidiary in relation to the current or prior business of the Company and the Company Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company or any Company Subsidiary (or its or their predecessors) that are in the possession, custody or control of the Company or any Company Subsidiary.

Section 4.16           Material Contracts.

(a)           Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth on Section 4.16(a) of the Company Disclosure Schedule being the “Company Material Contracts”):

(i)                each contract and agreement with consideration paid or payable to the Company or any Company Subsidiary of more than $100,000, in the aggregate, over the twelve (12)-month period ending December 31, 2024;

(ii)               each contract and agreement with suppliers to the Company or any of the Company Subsidiaries for expenditures paid or payable by the Company or any Company Subsidiary of more than $100,000, in the aggregate, over the twelve (12)-month period ending December 31, 2024;

(iii)             all contracts providing for the development of any material Company-Owned IP, independently or jointly, either by or for the Company or any Company Subsidiary (other than employment contracts, employee invention assignment agreements and consulting and contractor agreements on substantially the same form as the Company’s or any Company Subsidiary’s standard form of agreement);

(iv)              all contracts and agreements evidencing Indebtedness other than Indebtedness of (A) the Company with a Company Subsidiary or (B) a Company Subsidiary with another Company Subsidiary;

(v)               all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any and all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the Company or any Company Subsidiary;

(vi)              all contracts and agreements that materially limit, or purport to materially limit, (i) the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or (ii) the ability of the Company or any Company Subsidiary to conduct their business with any Person in any geographic area or during any period of time or to hire or retain any person;

(vii)             all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(viii)            all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(ix)               contracts which involve the license or grant of rights by the Company or any Company Subsidiary to any third person of any of the Company-Owned IP that are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, but excluding (x) non-exclusive licenses of Company-Owned IP granted in the ordinary course of business consistent with past practice; (y) nondisclosure agreements; and (z) incidental or implied licenses; and

(x)                any other contract that is material to the Company and the Company Subsidiaries, taken as a whole.

(b)           (i) Each Company Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, is enforceable in accordance with its terms against the other parties thereto, there are, to the knowledge of the Company, no grounds for termination, rescission, avoidance or repudiation of any Company Material Contract, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Company Material Contract nor has any Company Material Contract been canceled by the other party, in each case, except for breaches, defaults or cancellations as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Company Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, claim of default under any such Company Material Contract. The Company has furnished or made available to Cartesian true and materially complete copies of all Company Material Contracts without redaction, including amendments thereto that are material in nature.

Section 4.17            Insurance.

(a)            Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)            With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18           Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended that the Company Shareholders enter into the Company Exchange Agreement. The Company Exchange Agreement qualifies as the necessary approval by the Company Shareholders to approve and adopt this Agreement and the Transactions and no additional approval or vote from any Company Shareholder would then be necessary to approve and adopt this Agreement and the Transactions and consummate the Transactions.

Section 4.19            Certain Business Practices.

(a)            In the past three (3) years, none of the Company, any Company Subsidiary nor, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in order to obtain or retain a business advantage; (iii) bribed another person intending to obtain or retain business or an advantage in the conduct of business for the Company or any Company Subsidiary; or (iv) engaged in any practice or conduct which is contrary to any applicable anti-corruption or anti-bribery Law, including the UK Bribery Act 2010, as amended, any applicable anti-Money Laundering Law, including Part Seven of the UK the Proceeds of Crime Act 2002, or any applicable Law relating to the failure to prevent the facilitation of tax evasion offences, including Part Three of the Criminal Finances Act 2017.

(b)           To the extent required by applicable Law, the Company and each Company Subsidiary has adopted, and maintained, customary “know-your-customer” and anti-Money Laundering programs and reporting procedures covering the Company’s and the Company Subsidiaries’ businesses, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying Money Laundering with respect to the Company’s and the Company Subsidiaries’ businesses.

Section 4.20          Sanctions.

(a)           In the past three (3) years, none of the Company, any Company Subsidiary, nor, to the Company’s knowledge, any of their respective directors, officers, employees or agents, in each case while engaged by the Company or any Company Subsidiary, was or is a Restricted Person.

(b)           In the past three (3) years, none of the Company, any Company Subsidiary, nor, to the Company’s knowledge, any of their respective directors, officers, employees or agents, is in material violation of, or has violated in any material respect, Sanctions Laws.

(c)           In the past three (3) years, none of the Company, any Company Subsidiary, nor to the Company’s knowledge, any of their respective directors, officers, employees or agents:

(i)                 is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws; or

(ii)               has made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws.

(d)           Any provision of this Section 4.20 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

Section 4.21         Interested Party Transactions. Except for (a) employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, or (b) investment or co-investment activity or opportunities provided by the Company or a Company Subsidiary to its directors, officers, partners, shareholders or other affiliates in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) a material economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) a material economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a material beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any material contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. Neither the Company nor the Company Subsidiaries have, in the past three (3) years, in any material respect, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any of the Company Subsidiaries, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.22           Brokers. [Intentionally Omitted].

Section 4.23         Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company (on behalf of itself, the Company Subsidiaries, each of their affiliates, and such persons’ directors, managers, officers and employees) hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, the Company Subsidiaries, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Cartesian, its affiliates or any of their respective Representatives by, or on behalf of, the Company or the Company Subsidiaries, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to the Company (or the Company Subsidiaries, each of their affiliates, and such persons’ directors, managers, officers and employees) in respect of the accuracy or completeness of any such information provided or made available to Cartesian. The Company acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties expressly set forth in this Agreement.

Article V.

REPRESENTATIONS AND WARRANTIES OF THE TRANSACTION ENTITIES

Each of the Transaction Entities hereby represents and warrants to Cartesian as follows:

Section 5.01          Organization. Each of PubCo and Merger Sub is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.02          Authority Relative to This Agreement. Each of PubCo and Merger Sub has all necessary power and authority to execute and deliver this Agreement and, subject to PubCo, as the sole shareholder of Merger Sub, passing a special resolution approving the Plan of Merger, each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by PubCo and Merger Sub of this Agreement, subject to PubCo, as the sole shareholder of Merger Sub, passing a special resolution approving the Plan of Merger the execution and delivery at the Closing by PubCo and Merger Sub of each of the other Transaction Documents to which it is a party, and the consummation by them of the Transactions, have been duly and validly authorized by all necessary corporate action of the board of directors and shareholders of the PubCo and Merger Sub, respectively, and no other corporate proceedings on the part of PubCo or Merger Sub are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing, each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by PubCo and Merger Sub and, assuming due authorization, execution and delivery by the other Parties thereto, constitutes, or will at the Closing constitute, a legal, valid and binding obligation of PubCo and Merger Sub, enforceable against them in accordance with its terms, subject to the Remedies Exceptions.

Section 5.03           Capitalization.

(a)           As of the date hereof, [___] is the sole shareholder of PubCo and PubCo is the sole shareholder of Merger Sub. As of the date of this Agreement, the authorized share capital of PubCo consists of [___] ordinary shares, par value $0.0001 per share, of which [___] ordinary shares are issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub consists of [___] ordinary shares, par value $0.0001 per share (the “Merger Sub Ordinary Shares”), of which [___] ordinary shares are issued and outstanding as of the date of this Agreement.

(b)           (i) There are no options, warrants, preemptive rights, calls, convertible shares, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares, or other equity interests, in PubCo or Merger Sub, or obligating PubCo or Merger Sub, to issue or sell any shares, or other equity interests, in PubCo or Merger Sub, (ii) neither PubCo nor Merger Sub is a party to, or otherwise bound by, and neither PubCo nor Merger Sub have granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of PubCo Ordinary Shares and Merger Sub Ordinary Shares or any other equity interests of PubCo or Merger Sub. Other than the Merger Sub Ordinary Shares, PubCo does not own any equity interests in any person. Merger Sub does not own any equity interests in any person.

(c)           There are no outstanding contractual obligations of PubCo or Merger Sub to repurchase, redeem or otherwise acquire any shares of PubCo or Merger Sub or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(d)           All outstanding PubCo Ordinary Shares and Merger Sub Ordinary Shares have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any pre-emptive rights and other similar requirements set forth in applicable contracts to which PubCo or Merger Sub, as applicable, is a party.

Section 5.04           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by PubCo and Merger Sub and each of the other Transaction Documents to which it is a party does not, and the performance of its obligations under this Agreement and each of the other Transaction Documents to which it is a party will not, (i) conflict with or violate the constitutional documents of PubCo or Merger Sub; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained and all filings and obligations described in Section 5.04(b) have been made, conflict with or violate any Law applicable to PubCo or Merger Sub or by which any of its property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Indebtedness, or result in the creation of a Lien or other encumbrance on any property or asset of PubCo or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on PubCo or Merger Sub, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Cartesian Material Adverse Effect.

(b)           The execution and delivery by PubCo and Merger Sub of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by PubCo or Merger Sub of its obligations under this Agreement and each other such Transaction Document will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Cayman Islands Company Act, the Exchange Act, Securities Act, Blue Sky Laws and the filings required by applicable Law (including with the Registrar of Companies in the Cayman Islands), and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Cartesian Material Adverse Effect.

Section 5.05         No Prior Operations. Each of PubCo and Merger Sub was formed solely for the purpose of effecting the Merger and engaging in the Transactions, does not have any employees and has not engaged in any business activities or conducted any operations or incurred any obligation or liability whatsoever, other than as contemplated by this Agreement.

Section 5.06          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of PubCo or Merger Sub.

Section 5.07           Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, each of PubCo and Merger Sub (on behalf of itself, its affiliates and such persons’ directors, managers, officers and employees) hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to it, and any matter relating to it, including its affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Cartesian, its affiliates or any of their respective Representatives by, or on behalf of, PubCo and Merger Sub, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to each of PubCo and Merger Sub (or each of their affiliates, and such persons’ directors, managers, officers and employees) in respect of the accuracy or completeness of any such information provided or made available to Cartesian. Each of PubCo and Merger Sub acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties expressly set forth in this Agreement.

Article VI.

REPRESENTATIONS AND WARRANTIES OF Cartesian

    Except as set forth in the (a) disclosure schedule delivered by Cartesian in connection with this Agreement (the “Cartesian Disclosure Schedule”) or (b) Cartesian SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Cartesian SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Cartesian SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.03 (Capitalization) and Section 6.04 (Authority Relative to This Agreement)), Cartesian hereby represents and warrants to the Company as follows:

Section 6.01           Corporate Organization.

(a)           Cartesian is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Cartesian is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Cartesian Material Adverse Effect.

(b)           Cartesian does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 6.02           Organizational Documents.

(a)           Cartesian has heretofore furnished to the Company complete and correct copies of the Cartesian Articles. The Cartesian Articles are in full force and effect and have not been amended or restated. Cartesian is not in violation of any of the provisions of the Cartesian Articles.

(b)           The statutory books (including all registers and minute books) of Cartesian have been properly kept in all material respects and contain in all material respects an accurate and complete record of the matters which should be dealt with in those books.

(c)           All returns, particulars, resolutions and other documents required to be delivered by Cartesian to the Registrar of Companies of the Cayman Islands or any other Governmental Authority have been properly prepared and delivered, except for such failures to so prepare or deliver that would not reasonably be expected to have, individually or in the aggregate, a Cartesian Material Adverse Effect.

Section 6.03            Capitalization.

(a)           The authorized share capital of Cartesian consists of (i) 200,000,000 Cartesian Class A Ordinary Shares, (ii) 20,000,000 Cartesian Class B Ordinary Shares, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“Cartesian Preference Shares”). As of the date of this Agreement, (i) 12,999,710 Cartesian Class A Ordinary Shares are issued and outstanding and two (2) Cartesian Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no Cartesian Ordinary Shares are held by Cartesian in treasury, (iii) 7,666,666 Cartesian Public Warrants are issued and outstanding, (iv) 8,900,000 Cartesian Private Placement Warrants are issued and outstanding, and (v) 16,664,166 Cartesian Class A Ordinary Shares are reserved for future issuance pursuant to the Cartesian Warrants. As of the date of this Agreement, there are no Cartesian Preference Shares issued and outstanding. Each Cartesian Warrant is exercisable for one Cartesian Class A Ordinary Shares at an exercise price of $11.50. All outstanding Cartesian Ordinary Shares and Cartesian Warrants have been issued and granted in compliance with the Cartesian Articles, all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Cartesian Articles.

(b)           Except for securities issued pursuant to any Private Placements, if applicable, by Cartesian as expressly permitted by this Agreement and the Cartesian Warrants, Cartesian has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Cartesian Ordinary Shares or obligating Cartesian to issue or sell any Cartesian Ordinary Shares. All Cartesian Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Cartesian is not bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Cartesian is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Cartesian Ordinary Shares or any of the equity interests or other securities of Cartesian. There are no outstanding contractual obligations of Cartesian to repurchase, redeem or otherwise acquire any Cartesian Ordinary Shares. There are no outstanding contractual obligations of Cartesian to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 6.04           Authority Relative to This Agreement. Cartesian has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and, after the execution hereof and thereof and the approval and adoption of the Cartesian Proposals by the Cartesian Shareholders at the Cartesian Shareholders’ Meeting and the filings required under the Cayman Islands Company Act and by applicable Law, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Cartesian of this Agreement, the execution and delivery of each of the other Transaction Documents to which it is a party, and the consummation by Cartesian of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Cartesian are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Merger and the Transactions (other than the approval and adoption of the Cartesian Proposals by the Cartesian Shareholders at the Cartesian Shareholders’ Meeting and the filings required under the Cayman Islands Company Act and by applicable Law). This Agreement has been and, at the Closing, each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by Cartesian and, assuming due authorization, execution and delivery by the other Parties thereto, constitutes or will at the Closing constitute, a legal, valid and binding obligation of each of Cartesian enforceable against it in accordance with its terms subject to the Remedies Exceptions.

Section 6.05           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Cartesian and each of the other Transaction Documents does not and, after the execution hereof and the approval and adoption of the Cartesian Proposals by the Cartesian Shareholders at the Cartesian Shareholders’ Meeting and filings required under the Cayman Islands Company Act and by applicable Law, the performance of its obligations under this Agreement by Cartesian and each of the other Transaction Documents will not, (i) conflict with or violate the Cartesian Articles, (ii) assuming that all resolutions, consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate the Cayman Islands Company Act, any Law, rule, regulation, order, judgment or decree applicable to Cartesian or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Indebtedness, or result in the creation of a Lien on any property or asset of Cartesian pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Cartesian is a party or by which Cartesian or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of any of the Transactions.

(b)           The execution and delivery by Cartesian of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by Cartesian of its obligations under this Agreement and each other such Transaction Document will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws and state takeover Laws and the filings required by applicable Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Cartesian from performing its material obligations under this Agreement.

Section 6.06          Compliance. Cartesian is not, nor has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Cartesian or by which any property or asset of Cartesian is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Cartesian is a party or by which Cartesian or any property or asset of Cartesian is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to prevent, materially delay or materially impede consummation of any of the Transactions. Cartesian is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Cartesian to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have such material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Cartesian from performing its material obligations under this Agreement.

Section 6.07          SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)           Cartesian has filed or furnished, as applicable, all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since May 10, 2022, together with any amendments, restatements or supplements thereto (collectively, the “Cartesian SEC Reports”). Cartesian has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed or furnished by Cartesian with or to the SEC to all agreements, documents and other instruments that previously had been filed or furnished by Cartesian with or to the SEC and are currently in effect. As of their respective dates, the Cartesian SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Cartesian has filed with the SEC on a timely basis all documents required with respect to Cartesian by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)          Each of the financial statements (including, in each case, any notes thereto) contained in the Cartesian SEC Reports was prepared in accordance with US GAAP and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of Cartesian as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have a Cartesian Material Adverse Effect), and except as to the Warrant Accounting Matter. Cartesian has no off-balance sheet arrangements that are not disclosed in the Cartesian SEC Reports. No financial statements other than those of Cartesian are required by US GAAP to be included in the consolidated financial statements of Cartesian.

(c)           Except as and to the extent set forth in the Cartesian SEC Reports and except as to the Warrant Accounting Matter, Cartesian does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of business of Cartesian.

(d)           [Intentionally Omitted].

(e)           Cartesian has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Cartesian and other material information required to be disclosed by Cartesian in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Cartesian’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Cartesian’s principal executive officer and principal financial officer to material information required to be included in Cartesian’s periodic reports required under the Exchange Act.

(f)           Cartesian maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Cartesian maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with US GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Except as to the Warrant Accounting Matter, Cartesian has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of Cartesian to Cartesian’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Cartesian to record, process, summarize and report financial data. Cartesian has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Cartesian. Since May 10, 2022, and except as to the Warrant Accounting Matter, there have been no material changes in Cartesian internal control over financial reporting.

(g)           There are no outstanding loans or other extensions of credit made by Cartesian to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Cartesian. Cartesian has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)           Except as to the Warrant Accounting Matter, neither Cartesian (including any employee thereof) nor Cartesian’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Cartesian, (ii) any fraud, whether or not material, that involves Cartesian’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Cartesian, or (iii) any claim or allegation regarding any of the foregoing.

(i)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Cartesian SEC Reports. To the knowledge of Cartesian, none of the Cartesian SEC Reports filed or furnished on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08          Absence of Certain Changes or Events. Since May 10, 2022, except as expressly contemplated by this Agreement, (a) Cartesian has conducted its business in the ordinary course and in a manner consistent with past practice and the Cartesian Articles, and (b) there has not been any Cartesian Material Adverse Effect.

Section 6.09          Absence of Litigation. There is no Action pending or, to the knowledge of Cartesian, threatened against Cartesian, or any property or asset of Cartesian, before any Governmental Authority. Neither Cartesian nor any material property or asset of Cartesian is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Cartesian, continuing investigation by any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 6.10           Board Approval; Vote Required.

(a)           The Cartesian Board, by resolutions duly adopted by all of the directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved and adopted this Agreement and declared its advisability and (ii) recommended that the Cartesian Shareholders approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the Cartesian Shareholders at the Cartesian Shareholders’ Meeting.

(b)           The approval and adoption of the Cartesian Proposals by the affirmative vote of the holders of at least a simple majority (or a majority of not less than two-thirds in respect of matters required to be passed by special resolutions under the Cayman Islands Company Act and/or the Cartesian Articles) of the issued and outstanding Cartesian Ordinary Shares, who being present in person or represented by proxy and entitled to vote thereon and who do so in person or by proxy at the Cartesian Shareholders’ Meeting is the only vote of the holders of any class or series of shares of Cartesian necessary to adopt this Agreement and approve the Transactions (the “Cartesian Required Shareholders Approval”).

Section 6.11          Brokers. Except for Cantor Fitzgerald & Co., Piper Sandler & Co. and any placement agent or advisor engaged in connection with any Private Placements or capital markets advisory work and/or equity analysis and support with respect to the Transactions, in each case, if applicable, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Cartesian.

Section 6.12          Cartesian Trust Fund. As of the date of this Agreement, Cartesian has no less than $[___] in the trust fund established by Cartesian for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account at JPMorgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by CST, as trustee, pursuant to that certain Investment Management Trust Agreement, dated as of May 5, 2022, between Cartesian and CST (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Cartesian has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Cartesian or CST. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Cartesian and CST that would cause the description of the Trust Agreement in the Cartesian SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Cartesian, that would entitle any person (other than the Cartesian Shareholders who shall have elected to redeem their Cartesian Ordinary Shares pursuant to the Cartesian Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of the Cartesian Share Redemption in accordance with the provisions of the Cartesian Articles. As of the date hereof, there are no Actions pending or, to the knowledge of Cartesian, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to CST pursuant to the Trust Agreement, Cartesian shall cause CST to, and CST shall thereupon be obligated to, release to Cartesian as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Cartesian due and owing or incurred at or prior to the Merger Effective Time shall be paid as and when due, including all amounts payable (a) to Cartesian Shareholders who shall have exercised the Cartesian Share Redemption, (b) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to CST for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Cartesian in connection with its efforts to effect the Transactions. As of the date hereof, assuming the accuracy of the representations and warranties of Cartesian herein and the compliance by Cartesian with its respective obligations hereunder, Cartesian has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Cartesian at the Merger Effective Time.

Section 6.13          Employees. Other than any officers of Cartesian as described in the Cartesian SEC Reports, Cartesian has never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by Cartesian’s officers and directors in connection with activities on Cartesian’s behalf in an aggregate amount not in excess of the amount of cash held by Cartesian outside of the Trust Account, Cartesian has no unsatisfied material liability with respect to any employee, officer, director, non-entity individual consultant, or any party related to Cartesian, and Cartesian has never and does not currently maintain, sponsor, contribute to or have any direct liability (nor, to the extent it could reasonably be expected to become a liability of Cartesian prior to the Merger Effective Time, any indirect liability) under any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject thereto), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Cartesian, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Cartesian or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Cartesian is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 6.14          Taxes.

(a)           Cartesian (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Cartesian is otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with US GAAP in the most recent consolidated financial statements of Cartesian, for any material Taxes of Cartesian that have not been paid, whether or not shown as being due on any Tax Return.

(b)           Cartesian is not a party to, bound by, and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), and Cartesian does not have a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)           Cartesian will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction made on or prior to the Closing Date.

(d)          Cartesian has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which Cartesian is or was the common parent).

(e)           Cartesian does not have any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(f)           Cartesian has not had any request for a material ruling in respect of Taxes pending between Cartesian, on the one hand, and any Tax Authority, on the other hand.

(g)           Cartesian has not within the last five (5) years or in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)           Cartesian has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 6.15          Registration. The issued and outstanding Cartesian Units are registered pursuant to Section 12(b) of the Exchange Act. The issued and outstanding Cartesian Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act. The issued and outstanding Cartesian Warrants are registered pursuant to Section 12(b) of the Exchange Act. As of the date of this Agreement, there is no Action pending or, to the knowledge of Cartesian, threatened in writing against Cartesian the SEC with respect to any intention by such entity to deregister the Cartesian Units, the Cartesian Class A Ordinary Shares, or Cartesian Warrants. None of Cartesian or any of its affiliates has taken any action in an attempt to terminate the registration of the Cartesian Units, the Cartesian Class A Ordinary Shares, or the Cartesian Warrants under the Exchange Act.

Section 6.16          Transactions with Affiliates. Subject to any duty of confidentiality to which Cartesian may be subject and other than contracts set forth or disclosed in the Cartesian SEC Reports, Section 6.16 of the Cartesian Disclosure Schedules sets forth all contracts between (a) Cartesian, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or affiliate of either Cartesian or Sponsor, on the other hand (the Persons identified in this clause (b), “Cartesian Related Parties”), other than (i) agreements with respect to a Cartesian Related Party’s employment with, or the provision of services to, Cartesian (including benefit plans, indemnification arrangements and other ordinary course compensation from) and (ii) agreements entered into after the date hereof that are either permitted pursuant to this Agreement or entered into in accordance with this Agreement. No Cartesian Related Party (A) owns any interest in any material asset used in the business of Cartesian, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of Cartesian or (C) owes any material amount to, or is owed material any amount by, Cartesian.

Section 6.17         No Undisclosed Liabilities. Except for the liabilities (a) set forth in Section 6.17 of the Cartesian Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants and agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in Cartesian’s financial statements included in the Cartesian SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Cartesian SEC Reports in the ordinary course of business, (e) that are permitted to be incurred pursuant to this Agreement, (f) for future performance under any contract to which Cartesian is a party, or (g) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Cartesian, Cartesian has no liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP.

Section 6.18          Certain Business Practices.

(a)            None of Cartesian nor, to the knowledge of Cartesian, any directors, officers, agents or employees of Cartesian, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in order to obtain or retain a business advantage; (iii) bribed another person intending to obtain or retain business or an advantage in the conduct of business for Cartesian; or (iv) engaged in any practice or conduct which is contrary to any applicable anti-corruption or anti-bribery Law, including the UK Bribery Act 2010, as amended, any applicable anti-Money Laundering Law, including Part Seven of the UK the Proceeds of Crime Act 2002, or any applicable Law relating to the failure to prevent the facilitation of tax evasion offences, including Part Three of the Criminal Finances Act 2017.

(b)          To the extent required by applicable Law, Cartesian has adopted, and maintained, customary “know-your-customer” and anti-Money Laundering programs and reporting procedures covering Cartesian’s businesses, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying Money Laundering with respect to Cartesian’s businesses.

Section 6.19          Sanctions.

(a)           None of Cartesian, nor, to Cartesian’s knowledge, any of its directors, officers, employees or agents, in each case while engaged by Cartesian, was or is a Restricted Person.

(b)          None of Cartesian, nor, to Cartesian’s knowledge, any of its directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws.

(c)           None of Cartesian, nor to Cartesian’s knowledge, any of its directors, officers, employees or agents:

(i)            is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws; or

(ii)           has made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws.

(d)          Any provision of this Section 6.19 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

Section 6.20         Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI (as modified by the Cartesian Disclosure Schedule), Cartesian (on behalf of itself, each of its affiliates, and such person’s directors, managers, officers and employees) hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at law or in equity) with respect to itself, its affiliates, and any matter relating to it, including its affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of its Representatives by, or on behalf of, Cartesian, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to Cartesian (or each of their affiliates, and such person’s directors, managers, officers and employees), in respect of the accuracy or completeness of any such information provided or made available to the Company. Cartesian acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties expressly set forth in this Agreement.

Article VII.CONDUCT OF BUSINESS PENDING THE TRANSACTIONS

Section 7.01          Conduct of Business by the Company, the Company Subsidiaries and the Transaction Entities Pending the Transactions.

(a)           The Company agrees that, between the date of this Agreement and the Company Exchange Effective Time or the earlier termination of this Agreement, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 7.01 of the Company Disclosure Schedule, (3) in connection with a Company Permitted Transaction, or (4) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Cartesian shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a Company Material Adverse Effect, with the intention of minimizing any such Company Material Adverse Effect)):

(i)            The Company and the Transaction Entities shall, and the Company shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practices; and

(ii)           The Company and the Transaction Entities shall, and the Company shall cause the Company Subsidiaries to, use commercially reasonable efforts to: (x) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (y) avoid terminating (except for cause as reasonably determined by the Company) the services of the current officers, key employees and key consultants of the Company, the Transaction Entities and the Company Subsidiaries and (z) preserve the current relationships of the Company and the Company Subsidiaries with its and their customers, suppliers and other persons with which the Company or any of the Company Subsidiaries has material business relations.

(b)          By way of amplification and not limitation, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 7.01 of the Company Disclosure Schedule, (3) in connection with a Company Permitted Transaction, or (4) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Company Exchange Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Cartesian (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a Company Material Adverse Effect, with the intention of minimizing any such Company Material Adverse Effect)):

(i)            amend or otherwise modify the Company Organizational Documents, the PubCo Articles, the Merger Sub Articles, or equivalent organizational documents in the case of the Company Subsidiaries, other than as required in order to effect any action otherwise undertaken in accordance with this Agreement or any Ancillary Agreement;

(ii)           other than in the ordinary course of business consistent with past practice, form or create any Subsidiaries that are not directly or indirectly wholly-owned by the Company;

(iii)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of the Company Shares (in the case of the Company) or other equity interests (in the case of the Transaction Entities or Company Subsidiaries), or any options, warrants, convertible securities or other rights of any kind to acquire any of the Company Shares (in the case of the Company) or other equity interests (in the case of the Transaction Entities or Company Subsidiaries), including, without limitation, any phantom interests, other than as set forth on Section 7.01(b)(iii) of the Company Disclosure Schedule or the issuance of any equity interests in connection with the vesting of equity awards issued pursuant to the Company Plans;

(iv)          declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in shares, property or otherwise (other than the cash dividends, distributions or other amounts set forth on Section 7.01(b)(iv) of the Company Disclosure Schedule), with respect to any of the Company Shares (in the case of the Company) or other equity interests (in the case of the Transaction Entities or Company Subsidiaries), other than dividends or distributions, declared, set aside or paid by any of the Company Subsidiaries to the Company, the Transaction Entities or any Company Subsidiary and other than, for the avoidance of doubt, payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices;

(v)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Company Shares (in the case of the Company) or other equity interests (in the case of the Transaction Entities or Company Subsidiaries), other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities or except for any such transaction by a wholly owned Company Subsidiary that remains a wholly owned Company Subsidiary after consummation of such transaction;

(vi)          acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, business organization or any division thereof;

(vii)         other than in the ordinary course of business or as set forth on Section 7.01(b)(vii) of the Company Disclosure Schedule, incur any Indebtedness;

(viii)        (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, shareholder, officer, employee or consultant of the Company or the Company Subsidiaries as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business or otherwise as set forth on Section 7.01(b)(viii) of the Company Disclosure Schedule, (B) enter into any new, or materially amend any existing Company Service Agreement or severance or termination agreement with (x) any current or former director, shareholder, officer, or (y) any consultant or employee whose compensation would make such consultant or employee one of the top ten (10) remunerated individuals at the Company and the Company Subsidiaries, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, shareholder, officer, employee or consultant (other than where such acceleration is in accordance with the terms of their employment, engagement or incentive award as at the date of this Agreement);

(ix)           other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practices;

(x)            adopt, amend or terminate any material Company Plan, except (A) as may be required by applicable Law or as necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;

(xi)           make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in applicable accounting standards or principles (including FRS) or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xii)          change any material Tax election, change any Tax accounting method save as required by any generally accepted accounting principles, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;

(xiii)         materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Company Material Contract, as applicable, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Company’s, Transaction Entities’ or Company Subsidiary’s material rights thereunder, in each case in a manner that is materially adverse to the Company, the Transaction Entities or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiv)         intentionally permit any material item of registered Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable; or

(xv)          enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02          Conduct of Business by Cartesian Pending the Transactions.

(a)          Except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into and complying with subscription agreements with respect to, and consummating, any Private Placements, if applicable, in accordance with Section 8.15), (2) as set forth on Section 7.02 of the Cartesian Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Cartesian agrees that from the date of this Agreement until the earlier of the termination of this Agreement and Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Cartesian shall be conducted in the ordinary course of business and in a manner consistent with past practice.

(b)          By way of amplification and not limitation, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into and complying with subscription agreements with respect to, and consummating, any Private Placements, if applicable, in accordance with Section 8.15), (2) as set forth on Section 7.02 of the Cartesian Disclosure Schedule, (3) in connection with an extension of Cartesian’s expiration date in accordance with Section 8.17 or (4) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Cartesian shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)            amend, restate or otherwise modify the Cartesian Articles;

(ii)            form or create any Subsidiaries;

(iii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares or equity interests, other than redemptions or other distributions from the Trust Fund that are required pursuant to the Cartesian Articles;

(iv)          reclassify, combine, split, subdivide, consolidate or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Cartesian Ordinary Shares or Cartesian Warrants except for the Cartesian Share Redemption;

(v)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares, equity interests or other securities of Cartesian, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, equity interests, or any other ownership interest (including, without limitation, any phantom interest), of Cartesian;

(vi)          acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vii)         incur Indebtedness;

(viii)        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in the US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(ix)          make or change any material Tax election, change any Tax accounting method save as required by any generally accepted accounting principles, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;

(x)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of Cartesian;

(xi)           amend or otherwise change the Trust Agreement or any other agreement related to the Trust Account;

(xii)          enter into or materially amend any agreement with, or pay, distribute, or advance any asset or property to, any of its officers, directors, employees, partners, stockholders, or other affiliates, other than payments or distributions made in the ordinary course; or

(xiii)         enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Article VIII.

ADDITIONAL AGREEMENTS

Section 8.01          Proxy Statement; Registration Statement.

(a)          As promptly as practicable after the execution and delivery of this Agreement, Cartesian, PubCo and the Company shall prepare, and as promptly as practicable after the delivery of the Company Financials, PubCo shall file with the SEC, (i) a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to Cartesian Shareholders soliciting proxies in favor of the Cartesian Proposals from the Cartesian Shareholders in connection with the extraordinary general meeting of Cartesian Shareholders (the “Cartesian Shareholders’ Meeting”) to be held to consider approval and adoption of (A) this Agreement and the Transactions (including the Merger and the entry into the Plan of Merger), and (B) any other proposals the Parties deem necessary or appropriate to effectuate the Transactions (collectively, the “Cartesian Proposals”) and (ii) a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the PubCo Ordinary Shares to be issued pursuant to, and in connection with, this Agreement. Each of Cartesian, the Company and PubCo shall furnish all information concerning it as may reasonably be required in connection with such actions and the preparation of the Proxy Statement and Registration Statement, including updates to the financial statements as required prior to the effective date of the Registration Statement to address subsequent interim periods. Cartesian, PubCo and the Company each shall use their respective reasonable best efforts to (1) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and the Registration Statement, (3) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC, and (4) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Cartesian shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of the Cartesian Ordinary Shares, in each case to be issued or issuable pursuant to, and in connection with, this Agreement. As promptly as practicable, and in no event later than five (5) Business Days after the effective time of the Registration Statement, Cartesian shall cause the Proxy Statement to be mailed to the Cartesian Shareholders.

(b)           No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by PubCo, Cartesian or the Company without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law. PubCo, Cartesian or the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. PubCo, Cartesian and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c)           Cartesian hereby represents and warrants to the Company that the information supplied by Cartesian for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Cartesian Shareholders, (iii) the time of the Cartesian Shareholders’ Meeting, and (iv) Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to Cartesian, or its officers or directors, should be discovered by Cartesian which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Cartesian shall promptly inform the Company. All documents that Cartesian is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)           Each of the Company and PubCo hereby represents and warrants to Cartesian that the information supplied by the Company and PubCo for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Cartesian Shareholders, (iii) the time of the Cartesian Shareholders’ Meeting, and (iv) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to PubCo, the Company or any Company Subsidiary, or their respective officers, directors or managers, should be discovered by the Company or PubCo which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company and PubCo shall promptly inform Cartesian. All documents that the Company is responsible for in connection with filing of the Registration Statement and the Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 8.02            Cartesian Shareholders’ Meeting. Cartesian shall convene the Cartesian Shareholders’ Meeting in accordance with the Cartesian Articles and applicable Law for the purposes of voting upon the Cartesian Proposals as promptly as practicable after the date on which the SEC has declared the Registration Statement effective for the purpose of voting solely upon the Cartesian Proposals. Cartesian shall consult with the Company in fixing the record date for the Cartesian Shareholders’ Meeting and the date of the Cartesian Shareholders’ Meeting and provide notice to the Company of the Cartesian Shareholders’ Meeting. Cartesian shall include in the Proxy Statement the Cartesian Recommendation and shall otherwise use its reasonable best efforts to obtain the approval of the Cartesian Proposals at the Cartesian Shareholders’ Meeting, including by soliciting from the Cartesian Shareholders proxies as promptly as possible in favor of the Cartesian Proposals, and shall take all other action necessary or advisable to secure the required votes or approval of the Cartesian Shareholders therefor. The Cartesian Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Cartesian Recommendation (a “Change in Recommendation”); provided, that, at any time prior to obtaining the approval of the Cartesian Proposals, the Cartesian Board may make a Change in Recommendation in response to any material event, change, occurrence or development (A) that does not relate to a Business Combination Proposal, (B) that does not relate to any change in the market price or trading volume of Cartesian’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the Cartesian Board following the date hereof, if the Cartesian Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such a Change in Recommendation would constitute a breach by the Cartesian Board of its fiduciary duties under applicable law (an “Intervening Event”); provided, however, that the Cartesian Board may not make a Change in Recommendation unless Cartesian notifies the Company in writing at least ten (10) Business Days before taking that action of its intention to do so (such period from the time the Intervening Event notice is delivered until 5:00 p.m. New York time on the tenth (10th) Business Day from the date of such notice, it being understood that any material development with respect to such Intervening Event shall require a new notice with an additional five (5) Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with the Company in good faith during the applicable notice period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company so as to obviate the need for a Change in Recommendation and, following such good faith negotiations, the Cartesian Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such Change in Recommendation would constitute a breach by the Cartesian Board of its fiduciary duties under applicable law. Cartesian shall provide the Company with (a) updates with respect to the tabulated vote counts received by Cartesian, (b) notice that the Cartesian Shareholders’ Meeting if, based on the tabulated vote count, Cartesian will not receive the Cartesian Required Shareholders Approval, and (c) the right to review and comment on all communications sent to Cartesian Shareholders, holders of Cartesian Warrants and/or proxy solicitation firms. Notwithstanding the foregoing provisions of this Section 8.02, if on a date for which the Cartesian Shareholders’ Meeting is scheduled, Cartesian has not received proxies representing a sufficient number of Cartesian Ordinary Shares to obtain the approvals of the Cartesian Proposals, whether or not a quorum is present, pursuant to the Cartesian Articles, Cartesian shall have the right to make one or more successive postponements or adjournments of the Cartesian Shareholders’ Meeting subject to applicable Law and the Cartesian Articles ; provided, that the Cartesian Shareholders’ Meeting, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), is held no later than four (4) Business Days prior to the Outside Date.

Section 8.03           Access to Information; Confidentiality.

(a)           From the date of this Agreement until the Merger Effective Time or the earlier termination of this Agreement in accordance with Article X, the Company and Cartesian shall (and shall cause their respective Subsidiaries and instruct their respective Representatives to): (i) provide to the other Parties (and the other Parties’ officers, directors, employees, accountants, consultants, financial advisors, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access, using commercially reasonable security measures, during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Parties such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Parties or their respective Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s or Cartesian’s respective obligations under this Section 8.03, neither the Company nor Cartesian shall be required to provide access to or disclose information to the extent such Party has been advised by legal counsel that the access or disclosure would jeopardize the protection of attorney-client, work product or similar privilege or protection or contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)          All Confidential Information obtained by the Parties pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, between the Sponsor and the Company, dated as of April 15, 2024 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in the Confidentiality Agreement, (i) Cartesian hereby agrees to be bound by the terms and conditions of, and shall be deemed to be a “Recipient” under, the Confidentiality Agreement as if an original party thereto and (ii) if for any reason this Agreement is terminated pursuant to the terms hereof, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms (as supplemented by the immediately preceding subclause (i)) for the date that is two years after such termination.

(c)           Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with, and subject to the terms and conditions of, the Confidentiality Agreement.

Section 8.04          [Intentionally Omitted].

Section 8.05          Directors’ and Officers’ Indemnification.

(a)           The PubCo A&R Articles shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of directors, officers, employees or agents of PubCo or its Subsidiaries than are set forth in the Company Organizational Documents and the Cartesian Articles, as in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, managers, officers, employees, or agents of the Company or Cartesian covered thereby, unless such modification shall be required by applicable Law (including the Cayman Islands Company Act).

(b)          Each of PubCo, Cartesian and the Company, respectively, shall purchase and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by PubCo, Cartesian and the Company, respectively, as of the Closing with respect to matters occurring prior to the Merger Effective Time. The D&O Tail Policies shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the Merger Effective Time for the benefit of PubCo’s, Cartesian’s and the Company’ directors, managers and officers, as applicable, and shall remain in effect for the six (6) year period following the Closing.

Section 8.06          Notification of Certain Matters. The Company shall give prompt notice to Cartesian, and Cartesian shall give prompt notice to the Company, of any event which such Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail. No notification given by the Company or Cartesian under this Section 8.06 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or Cartesian, as applicable, contained in this Agreement.

Section 8.07          Further Action; Reasonable Best Efforts

(a)           Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and their respective Company Subsidiaries necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such lawful action.

(b)           Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties, subject to applicable Law, to review in advance, and to the fullest extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will (x) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing, and (y) provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, in each case, that materials and other information may be provided on an outside counsel-only basis, and/or may be redacted (A) to remove references concerning competitively sensitive information and the valuation of the Company and the transactions contemplated thereby and (B) as necessary to comply with contractual arrangements. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.08          Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by Cartesian and the Company. Thereafter, unless otherwise prohibited by applicable Law or the requirements of Nasdaq or OTC, Cartesian and the Company shall each consult with each other and their respective legal counsel before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed); provided, however, that Cartesian and the Company may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.08, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 8.08 shall prevent Cartesian or the Company or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 8.09           Company Financials.

(a)           [Intentionally Omitted].

(b)          In connection with any additional “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement and the Proxy Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall use its commercially reasonable efforts deliver as promptly as reasonably practicable, and in any event no later than such “staleness” date, any financial statements of the Company and the Company Subsidiaries that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement and the Proxy Statement.

Section 8.10           Tax Matters.

(a)           No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(b)           Each Party agrees to act in good faith, consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that the Intended Tax Treatment is not correct.

(c)            Tax Covenants.

(i)            From the date of this Agreement to the Closing, (x) the Company shall, and shall cause each of the Company Subsidiaries to, and (y) Cartesian shall:

(A) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(B) deliver drafts of such material Post-Signing Returns to the other Parties no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(C) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(D) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(E) promptly notify the other Parties of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such Party or its Subsidiaries in respect of any Tax matter.

(d)           Notwithstanding anything to the contrary contained herein, Cartesian and the Company shall each pay when due one half (1/2) of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions described in this Agreement (the “Transfer Taxes”). The Party required by applicable Law shall file, or cause to be filed, all necessary Tax Returns with respect to all such Transfer Taxes and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, such Transfer Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the Parties. The Parties will cooperate in taking reasonable steps to minimize any Transfer Taxes to the extent permitted by applicable Law.

(e)           Each Party shall, and shall cause their respective affiliates to, provide the other Parties with such information and records, make such of its officers, directors, employees and agents available and sign such Tax Returns as may reasonably be requested by another Party in connection with the preparation of any Tax Return or any Tax proceeding that relates to the Company. Each of Cartesian, PubCo and the Company shall, and shall cause their respective affiliates to, retain all books and records with respect to Tax matters pertinent to any of the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods.

(f)            Each of the Parties shall reasonably cooperate in good faith with one another in connection with the issuance of any opinion of external counsel relating to the Tax consequences of or related to the Transactions (including if the SEC requires an opinion regarding such Tax consequences to be prepared and submitted in connection with the declaration of effectiveness of the Registration Statement). In connection with the foregoing, each of the Parties shall (and shall cause their cause any of their respective affiliates, Subsidiaries or Representatives to) deliver to the applicable counsel, upon reasonable request therefore, certificates dated as of the necessary date and signed by an officer of the applicable party containing such customary representations and warranties as shall be in form and substance reasonably satisfactory to the applicable counsel and reasonably necessary or appropriate to enable such counsel to render any such opinion. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require (i) any counsel to Cartesian or its advisors to provide an opinion with respect to any Tax matters affecting the Company or any equityholders of the Company or (ii) any counsel to the Company to provide an opinion with respect to any Tax matters affecting Cartesian or its equityholders, in each case of (i) or (ii), including that the relevant portion of the Transactions qualify for its respective portion of the Intended Tax Treatment. Neither this Section 8.10(f) nor any other provision in this Agreement shall require or be deemed to require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

Section 8.11           Stock Exchange Listing.

(a)           PubCo, Cartesian and the Company shall use their respective reasonable best efforts to cause the PubCo Ordinary Shares to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date, including by submitting prior to the Closing an initial listing application with Nasdaq (the “Nasdaq Listing Application”) with respect thereto. Each of PubCo, Cartesian and the Company will use their respective reasonable best efforts to (i) cause the Nasdaq Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Nasdaq Listing Application and (iii) have the Nasdaq Listing Application approved by Nasdaq as promptly as practicable after such filing. No submission of, or amendment or supplement to, the Nasdaq Listing Application, or response to Nasdaq comments with respect thereto, will be made by PubCo, Cartesian and the Company without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other a reasonable opportunity to review and comment thereon. Each of PubCo, Cartesian and the Company will promptly notify the other upon the receipt of any comments from Nasdaq or any request from Nasdaq for amendments or supplements to the Nasdaq Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Nasdaq Listing Application received from Nasdaq and advise the other on any oral comments with respect to the Nasdaq Listing Application received from Nasdaq. Cartesian will advise the Company, promptly after it receives notice thereof, of the time of the approval of the Nasdaq Listing Application and the approval of the PubCo Ordinary Shares to be issued in connection with the Transactions contemplated hereby or otherwise reserved for issuance for listing on Nasdaq, subject only to official notice of issuance.

(b)            During the period from the date hereof until the Closing, Cartesian shall use its reasonable best efforts to keep the Cartesian Units, Cartesian Class A Ordinary Shares and Cartesian Warrants listed for trading on Nasdaq or, as permitted pursuant to applicable Laws, on OTC.

(c)            Prior to the Closing, Cartesian and the Company shall mutually agree upon the ticker symbol of PubCo.

Section 8.12           Antitrust.

(a)           To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws necessary to consummate the Transactions, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b)           Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any Action by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.

(c)           No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d)           Notwithstanding anything to the contrary contained herein, no Party shall be required to take any action with respect to itself of any of its affiliates or any investment of such Party, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of such Party or its affiliates.

Section 8.13          Claims Against Trust Account. Each of the Company and the Transaction Entities agree that, notwithstanding any other provision contained in this Agreement, the Company and the Transaction Entities do not now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company or any of the Transaction Entities, on the one hand, and Cartesian, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 8.13 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company and the Transaction Entities hereby irrevocably waive any Claim it may have, now or in the future and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company or the Transaction Entities from pursuing a claim against Cartesian or any other person for legal relief against monies or other assets of Cartesian held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that any of the Company or the Transaction Entities commences any Action against or involving the Trust Account in violation of the foregoing, Cartesian shall be entitled to recover from such Party the associated reasonable legal fees and costs in connection with any such Action, in the event Cartesian prevails in such Action.

Section 8.14          Trust Account. As of the Merger Effective Time, the obligations of Cartesian to liquidate and dissolve within a specified time period as contained in the Cartesian Articles will be terminated and Cartesian shall have no obligation whatsoever to liquidate the assets of Cartesian and dissolve by reason of the consummation of Transactions or otherwise, and no Cartesian Shareholder shall be entitled to receive any amount from the Trust Account. Cartesian shall (a) provide notice to CST in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to CST pursuant to the Trust Agreement and (b) cause CST, at the Merger Effective Time, and CST shall thereupon be obligated, to transfer the funds held in the Trust Account (other than such funds as are necessary to pay Cartesian Shareholders who have exercised the Cartesian Share Redemption) to pay for any Transaction Expenses to be paid in accordance with Section 2.01(d) and thereafter to PubCo to the extent any funds remain in the Trust Account after the foregoing payments, and (c) thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.15          Private Placements. During the period between the date of this Agreement and the Closing Date, to the extent that the parties agree to pursue a Private Placement, Cartesian and the Company shall use commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Private Placements on terms consistent with the Company Value and in an amount and a structure to be mutually agreed between Cartesian and the Company.

Section 8.16          Extension. As promptly as practical after the date of this Agreement, Cartesian will prepare and file with the SEC a proxy statement pursuant to which it will seek approval to extend the time period for Cartesian to consummate its initial business combination to at least March 31, 2026 (the “Extension Proposal”). The Company and its counsel shall be given a reasonable opportunity to review and comment on the proxy statement and any supplement or amendment thereto. As promptly as practical after the proxy statement is cleared by the SEC, Cartesian will disseminate the proxy statement to the Cartesian Shareholders in compliance with applicable Laws, duly give notice of, convene and hold a meeting of Cartesian Shareholders, and solicit proxies from the Cartesian Shareholders to vote in favor of the Extension Proposal. Cartesian shall not, without the Company’s prior written consent, incentivize Cartesian Shareholders to not redeem their shares in connection with the Extension Proposal by offering to deposit cash into the Trust Account.

Article IX.

CONDITIONS TO THE transactions

Section 9.01          Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)           Cartesian Shareholders’ Approval. The Cartesian Proposals shall have been approved, confirmed and adopted by the Cartesian Required Shareholders Approval in accordance with the Proxy Statement, the Cayman Islands Company Act, the Cartesian Articles, applicable Law and the rules and regulations of Nasdaq or OTC, as applicable.

(b)           No Order. No Governmental Authority having competent jurisdiction over the Parties with respect to the Transactions shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c)           Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(d)           [Intentionally Omitted].

Section 9.02          Conditions to the Obligations of Cartesian. The obligations of Cartesian to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Company and the Transaction Entities contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.22 (Brokers), Section 5.01 (Organization), Section 5.02 (Authority Relative to this Agreement), Section 5.05 (No Prior Operations) and Section 5.06 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company and the Transaction Entities contained in Section 4.03 (Capitalization) and Section 5.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date other than de minimis inaccuracies as of such earlier date. All other representations and warranties of the Company and the Transaction Entities contained in this Agreement, respectively, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Company Material Adverse Effect.

(b)          Agreements and Covenants. The Company, PubCo and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Exchange Effective Time.

(c)           Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof that is continuing.

(d)           Officer Certificate. The Company shall have delivered to Cartesian a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c).

(e)           Resignation. Such officers of the Company and the members of the Company Board, in each case, as mutually agreed between the Parties (acting reasonably) shall have executed and delivered written resignations effective as of the Company Exchange Effective Time.

(f)            Payment Spreadsheet. The Company shall have delivered to Cartesian the Payment Spreadsheet in accordance with Section 3.02.

(g)           Closing Deliverables. The Company and PubCo shall have delivered to Cartesian the Closing deliverables set forth in Section 2.03(b).

Section 9.03          Conditions to the Obligations of the Company. The obligations of each of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Cartesian contained in Section 6.01 (Corporate Organization), Section 6.04 (Authority Relative to this Agreement), and Section 6.11 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Cartesian Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of Cartesian contained in Section 6.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of Cartesian contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Cartesian Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Cartesian Material Adverse Effect.

(b)           Agreements and Covenants. Cartesian shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c)           Material Adverse Effect. No Cartesian Material Adverse Effect shall have occurred since the date hereof that is continuing.

(d)           Officer Certificate. Cartesian shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Cartesian, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b), and Section 9.03(c).

(e)           Resignations. Such officers of Cartesian and the members of the Cartesian Board, in each case, as mutually agreed between the Parties (acting reasonably), shall have executed and delivered written resignations effective as of the Merger Effective Time.

(f)            Closing Deliverables. Cartesian shall have delivered to the Company the Closing deliverables set forth in Section 2.03(a).

(g)           Cartesian Continued Listing. From the date of this Agreement until the Closing, Cartesian has maintained the Cartesian Units, Cartesian Class A Ordinary Shares and Cartesian Warrants listed for trading on Nasdaq or, as permitted pursuant to applicable Laws, on OTC, including with respect to any minimum cash requirement to satisfy the listing requirements of either Nasdaq or OTC, as applicable, from the date of this Agreement to the Closing Date.

(h)           PubCo Listing. The PubCo Ordinary Shares constituting the Company Shareholder Consideration and Cartesian Shareholder Consideration shall have been approved for listing on Nasdaq subject to notice of official issuance, including with respect to any minimum cash requirement to satisfy the listing requirements of Nasdaq at the Closing.

(i)            Cartesian Private Warrant Exchange. All consents, approvals and authorizations required to effect the Cartesian Private Warrant Exchange shall have been obtained.

Article X.

TERMINATION, AMENDMENT AND WAIVER

Section 10.01        Termination. This Agreement may be terminated and the other Transactions may be abandoned at any time prior to the Company Exchange Effective Time, as follows:

(a)           by mutual written consent of Cartesian and the Company;

(b)           by either Cartesian or the Company if the Company Exchange Effective Time shall not have occurred prior to [___](the “Outside Date”); provided, that this Agreement may not be terminated under this sub-clause (b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c)          by either Cartesian or the Company if any Governmental Authority having competent jurisdiction over the Parties with respect to the Transactions shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)           by either Cartesian or the Company if any of the Cartesian Proposals are not passed by the Cartesian Required Shareholders Approval at the Cartesian Shareholders’ Meeting or any adjournment or postponement thereof;

(e)           by Cartesian upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that Cartesian (i) has not waived such Terminating Company Breach and (ii) is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Cartesian may not terminate this Agreement under this Section 10.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach cannot be cured or is not cured within thirty (30) days after notice of such breach is provided by Cartesian to the Company;

(f)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Cartesian set forth in this Agreement, or if any representation or warranty of Cartesian shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied (“Terminating Cartesian Breach”); provided that the Company (i) has not waived such Terminating Cartesian Breach and (ii) is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Cartesian Breach is curable by Cartesian, the Company may not terminate this Agreement under this Section 10.01(f) for so long as Cartesian continues to exercise its reasonable efforts to cure such breach, unless such breach cannot be cured or is not cured within thirty (30) days after notice of such breach is provided by the Company to Cartesian; or

(g)          by written notice from the Company to Cartesian if Cartesian, PubCo or the Company shall not have received conditional approval from Nasdaq for the initial listing of the PubCo Ordinary Shares on or before the date that is fourteen (14) days prior to the Outside Date, unless (i) such failure is primarily caused by the Company’s material breach of this Agreement or (ii) the Company shall have failed to use commercially reasonable efforts to obtain, or assist Cartesian or PubCo in obtaining, such approval.

Section 10.02        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall, to the fullest extent permitted by applicable Law, forthwith become void, except that Section 8.03(b), Section 8.08, this Section 10.02, Section 10.03, Section 10.04, Article IX, any corresponding definitions set forth in Article I and the Confidentiality Agreement shall survive such termination of this Agreement, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Section 8.03(b), Section 8.08, this Section 10.02, Section 10.03, Section 10.04, Article IX, any corresponding definitions set forth in Article I, the Confidentiality Agreement or in the case of any Fraud or Willful Breach of this Agreement by a Party.

Section 10.03        Expenses. In the event that this Agreement is terminated in accordance with Section 10.01 above, all Transaction Expenses incurred in connection with this Agreement, the other Transaction Documents, and the Transactions shall be paid by the Party incurring such Transaction Expenses.

Section 10.04        Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.05        Waiver. At any time prior to the Company Exchange Effective Time, (a) Cartesian may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of any Company or any condition to its own obligations contained herein, and (b) any Company may (i) extend the time for the performance of any obligation or other act of Cartesian, (ii) waive any inaccuracy in the representations and warranties of Cartesian contained herein or in any document delivered by Cartesian pursuant hereto, and (iii) waive compliance with any agreement of Cartesian or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article XI.

GENERAL PROVISIONS

Section 11.01        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to Cartesian:

Cartesian Growth Corporation II
505 Fifth Avenue, Suite 1500
New York, NY 10017
Attention: Peter Yu
Email: peter@cartesiangrowth.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue

New York, New York 10017
Attention: Adam Namoury
Email: adam.namoury@gtlaw.com

if to the Company:

Plxsur Limited
70 Pall Mall

London SW1Y 5Es
Attention: Nigel Hardy and Sabrina McLaughlin
Email: NH@plxsur.com and sm@plxsur.com

with a copy to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas

New York, New York 10020
Attention: Joel Rubinstein
Email: joel.rubinstein@whitecase.com

Section 11.02        Nonsurvival of Representations, Warranties and Covenants. Except in the case of claims against a Party in respect of such Party’s Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XI, and (c) any corresponding definitions set forth in Article I.

Section 11.03        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04        Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.03(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 11.05        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.05 and Section 11.12 (in each case, which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.06        Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any Party, and (b) agree not to commence any such Action except in the courts described above in New York, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the Transactions, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.07         Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the Transactions. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

Section 11.08        Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09        Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10       Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall, to the fullest extent permitted by Law, be entitled to seek and obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including such Parties’ obligation to consummate the Transactions) in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.11       Company Disclosure Schedules and Exhibits. The Company Disclosure Schedules and Exhibits attached hereto or referred to in this Agreement are (a) each by this Agreement incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Company Disclosure Schedules relating to the respective representations and warranties of a Party shall be deemed disclosed in each other Section relating to the respective representations and warranties of such Party of the applicable Company Disclosure Schedules to which such fact or item may apply, so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Company Disclosure Schedules. The headings contained in the Company Disclosure Schedules are for convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Company Disclosure Schedules or this Agreement. The Company Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Company Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Company Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected herein, and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Company Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Company Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. No disclosure in the Company Disclosure Schedules relating to any possible breach or violation of any contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Company Disclosure Schedules, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Company Disclosure Schedules shall be kept strictly confidential in accordance with Section 8.03 by the Parties, and no third party may rely on any information disclosed or set forth therein.

Section 11.12        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future shareholder, member, partner, director, manager, officer, agent, affiliate, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees); it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Person for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.

Section 11.13         Legal Representation and Privilege of the Company, the Transaction Entities and Cartesian.

(a)           Each Party hereby agrees, on behalf of itself, its affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that White & Case LLP (or any successor thereto) (“WC”) may represent the Company, the Transaction Entities and/or any Company Subsidiaries, or any direct or indirect owner, member, shareholder, partner, director, manager, officer, employee or affiliate thereof (collectively, the “Company Group”) in connection with any dispute, claim, proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby (any such representation, the “Company Group Post-Closing Representation”), and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Group Post-Closing Representation may be directly adverse to the Waiving Parties.

(b)           Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among WC (or any other counsel that represented the Company Group) made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Company Group and is exclusively controlled by such member, and shall not pass to or be claimed by any Waiving Party, other than the Company Group. From and after the Closing, each Party (other than the Company Group) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Company Group), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among WC (or any other counsel that represented the Company Group), any member of the Company Group occurring prior to the Closing in connection with any Company Group Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company Group.

(c)           Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Greenberg Traurig, LLP (or any successor thereto) (“GT”) may represent Cartesian, or any direct or indirect owner, member, shareholder, partner, director, manager, officer, employee or affiliate thereof (collectively, the “Cartesian Group”) in connection with any dispute, claim, proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby (any such representation, the “Cartesian Group Post-Closing Representation”), and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Cartesian Group Post-Closing Representation may be directly adverse to the Waiving Parties.

(d)           Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among GT (or any other counsel that represented the Cartesian Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Cartesian Group and is exclusively controlled by such member, and shall not pass to or be claimed by any Waiving Party, other than the Cartesian Group. From and after the Closing, each Party (other than the Cartesian Group) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Cartesian Group), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among GT (or any other counsel that represented the Cartesian Group), any member of the Cartesian Group occurring prior to the Closing in connection with any Cartesian Group Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Cartesian Group.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARTESIAN GROWTH CORPORATION II

By:
Name:
Title:

PLXSUR LIMITED

By:
Name:
Title:

[PUBCO]

By:
Name:
Title:

[MERGER SUB]

By:
Name:
Title:

[Signature Page to Business Combination Agreement]